Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

between

ABBVIE GLOBAL ENTERPRISES LTD.

and

SIONNA THERAPEUTICS, INC.

Effective July 11, 2024

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		14

2.1.	Grant to Sionna.	14
2.2.	Sublicenses.	14
2.3.	AbbVie Reservation of Rights.	15
2.4.	No Other Rights	15
2.5.	Right of First Negotiation.	15
2.6.	Compliance with the Galapagos Agreement	16

ARTICLE 3 DEVELOPMENT, REGULATORY, MANUFACTURING AND COMMERCIALIZATION		16

3.1.	Technology Transfer	16
3.2.	Manufacture of Licensed Compounds and Licensed Products.	18
3.3.	Development.	18
3.4.	Regulatory Matters.	18
3.5.	Commercialization.	19
3.6.	Meetings.	19
3.7.	Subcontracting	20
3.8.	Diligence Obligations	20
3.9.	Records; Reports.	20
3.10.	Costs	21
3.11.	Compliance with Applicable Laws.	21

ARTICLE 4 PAYMENTS AND RECORDS		21

4.1.	Upfront Cash Payment.	21
4.2.	Equity.	21
4.3.	Development and First Commercial Sale Milestones	21
4.4.	Sales-Based Milestones	24
4.6.	Third-Party Payments.	26
4.7.	Galapagos Milestone & Royalty Payments.	27
4.8.	Mode of Payment; Offsets.	27
4.9.	Taxes	27
4.10.	Interest on Late Payments.	28
4.11.	Financial Records.	28
4.12.	Audit	29
4.13.	Audit Dispute.	29
4.14.	Confidentiality	29
4.15.	No Other Compensation.	29

ARTICLE 5 INTELLECTUAL PROPERTY		29

5.1.	Ownership of Intellectual Property.	29
5.2.	Maintenance and Prosecution of Patents.	30
5.3.	Enforcement of Patents	31
5.4.	Infringement Claims by Third Parties	32

i

5.5.	Invalidity or Unenforceability Defenses or Actions.	32
5.6.	Inventor’s Remuneration	34
5.7.	Third Party Licenses.	34
5.8.	Licensed IP	34

ARTICLE 6 PHARMACOVIGILANCE		34

6.1.	Pharmacovigilance Activities.	34

ARTICLE 7 CONFIDENTIALITY AND NON-DISCLOSURE		35

7.1.	Licensed Product Information.	35
7.2.	Confidentiality Obligations.	35
7.3.	Permitted Disclosures	36
7.4.	Use of Name.	37
7.5.	Public Announcements	37
7.6.	Publications	38
7.7.	Return of Confidential Information.	39
7.8.	Survival.	39

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		39

8.1.	Mutual Representations and Warranties	39
8.2.	Additional Representations and Warranties of AbbVie	40
8.3.	Additional Representations and Warranties of Sionna	41
8.4.	DISCLAIMER	42

ARTICLE 9 INDEMNITY		43

9.1.	Indemnification of AbbVie.	43
9.2.	Indemnification of Sionna	43
9.3.	Notice of Claim.	43
9.4.	Control of Defense.	44
9.5.	Special, Indirect, and Other Losses.	45
9.6.	Insurance	45

ARTICLE 10 TERM AND TERMINATION		46

10.1.	Term.	46
10.2.	Termination.	47
10.3.	Effects of Termination.	48
10.4.	Additional Remedies of Sionna in Lieu of Termination of Agreement by Sionna under Section 10.2.2	50
10.5.	Remedies.	50
10.6.	Accrued Rights; Surviving Obligations	50
10.7.	Rights in Bankruptcy	50

ARTICLE 11 MISCELLANEOUS		51

11.1.	Force Majeure.	51
11.2.	Assignment	51
11.3.	Severability.	51
11.4.	Governing Law, Jurisdiction and Service.	52

ii

11.5.	Dispute Resolution.	52
11.6.	Notices	53
11.7.	Entire Agreement; Amendments.	54
11.8.	Waiver and Non-Exclusion of Remedies.	54
11.9.	English Language.	54
11.10.	No Benefit to Third Parties.	54
11.11.	Further Assurance.	54
11.12.	Relationship of the Parties.	54
11.13.	Performance by Affiliates and Sublicensees.	55
11.14.	Counterparts; Electronic Execution.	55
11.15.	References.	55
11.16.	Construction.	55

EXHIBITS

Exhibit AA	Galapagos Side Letter

Exhibit A	Participation Agreement

Exhibit B	Subscription Agreement

SCHEDULES

Schedule 1.1	[***]

Schedule 1.60	Existing Patents

Schedule 1.61(a)	[***]

Schedule 1.61(b)	[***]

Schedule 3.1.2	Existing Inventory

Schedule 3.1.3	Transfer Plan

Schedule 3.3	Development Plan

Schedule 7.5	Press Release

Schedule 7.6	Presentation

Schedule 11.5.3	ADR Procedures

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into effective July 11, 2024 (the “Effective Date”) by and between AbbVie Global Enterprises Ltd., a corporation organized under the laws of Bermuda and having a principal place of business at Thistle House, 4 Burnaby Street, Hamilton Pembroke HM 11, Bermuda (“AbbVie”), and Sionna Therapeutics, Inc., a Delaware corporation and having a principal place of business at 21 Hickory Drive, Suite 500, Waltham, MA 02451 (“Sionna”). AbbVie and Sionna are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AbbVie controls certain intellectual property rights with respect to the Licensed Compounds in the Territory, including through the license under the Galapagos Agreement;

WHEREAS, on or about the date hereof, AbbVie and Galapagos entered into a side letter that amended the Galapagos Agreement and clarified certain terms therein relevant to this Agreement (the “Galapagos Side Letter”); and

WHEREAS, AbbVie wishes to grant to Sionna, and Sionna wishes to take, a license (or sublicense) under such intellectual property rights to Exploit the Licensed Compound and Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings, with grammatical variations having corresponding meanings:

1.1 “[***]” means the compound known as [***], as further described in Schedule 1.1, and [***].

1.2 “AbbVie” has the meaning set forth in the preamble hereto.

1.3 “AbbVie Indemnitees” has the meaning set forth in Section 9.1.

1.4 “Accounting Standards” means the United States Generally Accepted Accounting Principles.

1.5 “ADR” has the meaning set forth in Section 11.5.1.

1.6 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.7 “Agreement” has the meaning set forth in the preamble hereto.

1.8 “Amount” has the meaning set forth in Section 4.9.2.

1.9 “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.10 “Audit Arbitrator” has the meaning set forth in Section 4.13.

1.11 “Background IP” means, with respect to a Party (a) any and all Information that is (i) Controlled by such Party or its Affiliates prior to and as of the Effective Date or (ii) that becomes Controlled by such Party or its Affiliates thereafter during the Term independently of this Agreement and without the use of or reliance on the other Party’s Confidential Information and (b) all intellectual property rights in and to such Information. AbbVie’s Background IP includes the Licensed IP.

1.12 “Breaching Party” has the meaning set forth in Section 10.2.2.

1.13 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.14 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.15 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.16 “CDA” means [***].

1.17 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.18 “Combination Product” means a Licensed Product that contains or comprises one (1) or more Licensed Compounds together with one (1) or more Other Active Ingredients which are sold either together as a fixed dose or unit or as separate doses or units in a single package.

1.19 “Commercial License Transaction” has the meaning set forth in Section 2.5.1.

1.20 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of any Licensed Compound or any Licensed Product, including activities related to marketing, promoting, distributing, and importing such Licensed Compound or Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. Commercialization does not include Manufacturing. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.21 “Commercially Reasonable Efforts” means [***]. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) and indication-by-indication basis.

1.22 “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information provided under the terms of the CDA, relating to the terms of this Agreement, any Licensed Compound or any Licensed Product, any Exploitation of any Licensed Compound or any Licensed Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensed Know-How and Reversion Technology, as applicable), or the scientific, regulatory or business affairs or other activities of either Party; provided, that, notwithstanding the foregoing, Joint Arising Know-How or Joint Arising Patents shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the disclosing Party with respect thereto.

1.23 “Contract” means any written or oral agreement, contract, subcontract, lease, sublease, license, sublicense or other legally binding obligation, commitment or undertaking.

1.24 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other intellectual property right existing on or after the Effective Date or during the Term, possession by a Party of the right, whether directly or indirectly, and whether by ownership, (sub)license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such (sub)license or rights or triggering any payment obligation to a Third Party (other than the payments to Galapagos under Article 5 of the Galapagos Agreement and Section 4.7 herein). “Controlled” has a corresponding meaning.

1.25 “Development” means all activities related to research, pre-clinical and other non-clinical testing, CMC development, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.26 “Development & Commercialization Report” has the meaning set forth in Section 3.9.2.

1.27 “Dispute” has the meaning set forth in Section 11.5.

1.28 “Dollars” or “$” means United States Dollars.

1.29 “Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any corresponding foreign application in the Territory.

1.30 “Effective Date” has the meaning set forth in the preamble hereto.

1.31 “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

1.32 “Equity Issuance” has the meaning set forth in Section 4.2.1.

1.33 “EU5” means the United Kingdom, Germany, Italy, France and Spain.

1.34 “EURIBOR” means Euro Interbank Offered Rate, unweighted average rate, calculation according to the act/360 method having a maturity of one (1) month published by Bloomberg at 11 a.m. CET on the first Frankfurt business day of every month.

1.35 “Existing Inventory” has the meaning set forth in Section 3.1.2(a).

1.36 “Existing Patents” has the meaning set forth in Section 1.59.

1.37 “Exploit” or “Exploitation” means to research, Develop, Commercialize, make, have made, Manufacture, have Manufactured, use, import, offer for sale, and sell.

1.38 “FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.

1.39 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.40 “Field” means the prophylactic or therapeutic use of a Licensed Compound or a Licensed Product in humans for any and all indications.

1.41 “First Commercial Sale” means [***]. Notwithstanding the foregoing, “First Commercial Sale” shall not include any distribution or other sale solely for patient assistance, named patient use, compassionate use, or other patient access programs, or non-registrational studies or similar programs or studies where a Licensed Product is supplied without charge or at cost.

1.42 “Fully Diluted Basis” shall mean [***].

1.43 “Galapagos” means Galapagos NV, a corporation organized under the laws of Belgium.

1.44 “Galapagos Agreement” means the Second Amended and Restated Collaboration Agreement, dated October 24, 2018, by and between AbbVie and Galapagos, as amended by the Galapagos Side Letter.

1.45 “Galapagos License Payments” has the meaning set forth in Section 4.7.1.

1.46 “Galapagos Side Letter” has the meaning set forth in the recitals hereto.

1.47 “Generic Competition” has the meaning set forth in Section 4.5.3(a).

1.48 “Generic Product” means, with respect to a Licensed Product in a given country, any product that (a) is sold by a Third Party that is not a licensee or Sublicensee of Sionna or its Affiliates, or any of their licensees or Sublicensees, under a Drug Approval Application granted by a Regulatory Authority to a Third Party, (b) contains the same active ingredient(s) as the Licensed Product, (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority and (d) is authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto. A Licensed Product licensed or produced by Sionna or any of its Affiliates or their respective Sublicensees (i.e., an authorized generic product) will not constitute a Generic Product.

1.49 “GMP” means the then-current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, European Commission Directive 2003/94/EC and EMA guidance documents, applicable documents developed by the ICH to the extent that they are applicable to the Licensed Products and the Parties hereunder, and other Regulatory Authorities applicable to the manufacture and testing of pharmaceutical materials under Applicable Laws.

1.50 “IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any clinical trial application or other equivalent of a United States’ Investigational New Drug Application in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.51 “Indemnification Claim Notice” has the meaning set forth in Section 9.3.

1.52 “Indemnified Party” has the meaning set forth in Section 9.3.

1.53 “Indirect Taxes” has the meaning set forth in Section 4.9.2.

1.54 “Information” means all inventions, discoveries, creations, technical and scientific information, methods, processes, practices, formulae, specifications, data and results, including study designs and protocols, assays, and biological methodology; in each case to the in written or electronic form, whether or not patentable.

1.55 “Joint Arising Know-How” has the meaning set forth in Section 5.1.2(b).

1.56 “Joint Arising Patents” has the meaning set forth in Section 5.1.2(b).

1.57 “Licensed Compounds” means each of (a) each Licensed Priority Compound and (b) [***].

1.58 “Licensed IP” means Licensed Know-How and Licensed Patents.

1.59 “Licensed Know-How” means (a) all Information Controlled by AbbVie or its Affiliates as of the Effective Date or during the Term where such Control is a result of the licenses granted to AbbVie under the Galapagos Agreement, (b) all other Information that AbbVie or its Affiliates Control as of the Effective Date that is reasonably necessary or useful for the Exploitation of Licensed Compounds or Licensed Products, and (c) AbbVie’s rights and interest in the Joint Arising Know-How that is reasonably necessary or useful for the Exploitation of Licensed Compounds or Licensed Products, but in each case (a), (b) and (c), excluding any Information to the extent covered or claimed by published Licensed Patents.

1.60 “Licensed Patents” means (a) the Patents set forth in Schedule 1.60 (the “Existing Patents”), (b) any Patents Controlled by AbbVie or its Affiliates issuing from any Patent applications under clause (a), (c) any other Patents Controlled by AbbVie or its Affiliates as of the Effective Date or during the Term where such Control is a result of the licenses granted to AbbVie under the Galapagos Agreement, and (d) AbbVie’s rights and interest in the Joint Arising Patents, in each case (a) through (d), that are reasonably necessary or useful for the Exploitation of Licensed Compounds or Licensed Products.

1.61 “Licensed Priority Compounds” means the compounds known as [***] and [***], as further described in Schedule 1.61(a) and Schedule 1.61(b), respectively, and [***].

1.62 “Licensed Product” means any product that contains one (1) or more Licensed Compounds alone or in combination with one (1) or more Other Active Ingredients that are not owned or controlled by AbbVie or its Affiliates, in each case in any and all finished forms, presentations, delivery systems, strengths, dosages and formulations.

1.63 “Licensed Product Information” has the meaning set forth in Section 7.1.

1.64 “Lien” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind.

1.65 “Losses” has the meaning set forth in Section 9.1.

1.66 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any Licensed Compound and any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control. Manufacturing does not include Commercialization. “Manufactured” has a corresponding meaning.

1.67 “Negotiation Period” has the meaning set forth in Section 2.5.2.

1.68 “Net Sales” means [***].

[***]

1.68.4 If a Licensed Product is sold as a Combination Product in a country, the Net Sales attributable to such Combination Product shall be calculated as follows:

[***]

1.69 “Neutral” has the meaning set forth in Schedule 11.5.3.

1.70 “Non-Breaching Party” has the meaning set forth in Section 10.2.2.

1.71 “Notice of Interest” has the meaning set forth in Section 2.5.2.

1.72 “Other Active Ingredient” means any therapeutically active pharmaceutical ingredient other than a Licensed Compound.

1.73 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.74 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, renewals, substitutions, re-examinations and extensions (including any patent term adjustments, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.75 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.76 “Phase 3” means a human clinical trial of a Licensed Compound or Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that such Licensed Compound or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Compound or Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended, or the corresponding foreign regulations.

1.77 “Phase 3 Success Criteria” means [***].

1.78 “Pivotal Study” means, with respect to a product, a registrational clinical study that is intended to: (a) obtain sufficient efficacy and safety data in patients with the disease being studied to support Regulatory Approval of such product, and define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, or (b) otherwise support Regulatory Approval for such product, including clinical studies supporting accelerated Regulatory Approval or conditional Regulatory Approval, in each case (a) and (b) without the conduct of any additional clinical studies.

1.79 “Regulatory Approval” means, with respect to a Licensed Product and a country or other jurisdiction, the approvals (including approval of Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize such Licensed Product in such country or other jurisdiction, including any required pricing and reimbursement approvals and labeling approval in such country.

1.80 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any Licensed Compound or any Licensed Product in the Field in the Territory.

1.81 “Regulatory Data” means all non-clinical data, clinical data, all chemistry, manufacturing and controls data generated to support Regulatory Approvals and inspections and other information, results, and analyses with respect to Development activities.

1.82 “Regulatory Documentation” means all (i) Regulatory Data, (ii) applications (including all INDs and Drug Approval Applications and other major regulatory filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), including any necessary operational files as applicable for electronic applications, and (iii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, adverse event files, and complaint files, in each case ((i), (ii) and (iii)) relating to a Licensed Compound or Licensed Product.

1.83 “Regulatory Exclusivity” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, any additional market protection, other than Patent protection, granted by a Regulatory Authority for such Licensed Product in such country or other jurisdiction which confers an exclusive Commercialization period during which Sionna or its Affiliates or Sublicensees can exclusively market and sell such Licensed Product in such country or other jurisdiction through such regulatory exclusivity right.

1.84 “Reversion Compounds” has the meaning set forth in Section 10.3.2.

1.85 “Reversion Products” has the meaning set forth in Section 10.3.2.

1.86 “Reversion Technology” means, as of the effective date of termination of this Agreement and with respect to a Reversion Compound or Reversion Product, any (a) Information Controlled by Sionna or any of its Affiliates as of such date that was invented, discovered or developed during the Term and in connection with Sionna’s activities under this Agreement and (b) any Patent Controlled by Sionna or any of its Affiliates as of such date solely to the extent such Patent claims or covers any Information described in clause (a) above, in each case (a)-(b), to the extent actually used by Sionna or its Affiliates in the Exploitation of such Reversion Compound or Reversion Product as of the date of termination; but excluding any Information or Patents with respect to any Sionna Compound or any active therapeutic ingredient that is not a Reversion Compound.

1.87 “Right of Reference” means as that term is defined in US 21 CFR §314. 3(b) or any analogous Applicable Laws recognized outside of the United States.

1.88 “ROFN Period” has the meaning set forth in Section 2.5.1.

1.89 “Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction, the period beginning on the date of First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the latest to occur of (a) the tenth (10th) anniversary of First Commercial Sale of such Licensed Product in such country or other jurisdiction; (b) the expiration in such country of the last Licensed Patent that includes a Valid Claim that covers the Manufacture, use, sale or other Exploitation of such Licensed Product in such country or other jurisdiction; and (c) expiration of Regulatory Exclusivity for such Licensed Product in such country or other jurisdiction.

1.90 “SAE” means a medical occurrence in a human clinical trial subject or in a patient that (a) results in death or poses a threat to life, (b) requires or prolongs hospitalization, (c) results in persistent or significant disability or incapacity, (d) is medically significant; or (e) results in a congenital anomaly or birth defect.

1.91 “Sanctioned Party List” has the meaning set forth in Section 8.1.6.

1.92 “Senior Officer” means, with respect to Sionna, its [***], and with respect to AbbVie, its [***].

1.93 “Sionna” has the meaning set forth in the preamble hereto.

1.94 “Sionna Compounds” means all compounds Controlled by Sionna, its Affiliates or Sublicensees prior to the Effective Date or during the Term, that are not Licensed Compounds. Sionna Compounds includes additional compounds developed, or in-licensed, by Sionna, its Affiliates or Sublicensees after the Effective Date, that are not Licensed Compounds.

1.95 “Sionna Indemnitees” has the meaning set forth in Section 9.2.

1.96 “Sionna Prosecuted Infringement” has the meaning set forth in Section 5.3.1.

1.97 “Sublicensee” means a Third Party that is granted a sublicense by Sionna or its Affiliates under the license grant in Section 2.1 as provided in Section 2.2.

1.98 “Term” has the meaning set forth in Section 10.1.1.

1.99 “Territory” means the entire world.

1.100 “Third Party” means any Person other than AbbVie, Sionna and their respective Affiliates.

1.101 “Third Party Claims” has the meaning set forth in Section 9.1.

1.102 “Third Party Infringement” has the meaning set forth in Section 5.3.1.

1.103 “Third Party Payments” has the meaning set forth in Section 4.5.3(d).

1.104 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.105 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.106 “Upfront Cash Payment” has the meaning set forth in Section 4.1.

1.107 “Valid Claim” means [***].

ARTICLE 2

GRANT OF RIGHTS

2.1 Grant to Sionna. Subject to Section 2.3, 2.4, 2.5 and 2.6.1, AbbVie hereby grants to Sionna a license (or, to the extent the Licensed IP is licensed to AbbVie under the Galapagos Agreement, a sublicense), with the right to grant sublicenses (or further sublicenses through multiple tiers) in accordance with Section 2.2 below, under Licensed IP, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory. The license under this Section 2.1 is exclusive (even as to AbbVie and its Affiliates) with respect to AbbVie’s interest in the Licensed Patents and the Licensed Know-How, but only to the extent such Licensed Know-How solely relates to the Licensed Compounds or Licensed Products. [***].

2.2 Sublicenses. Sionna shall have the right to grant sublicenses and further sublicenses (through multiple tiers) under the license and sublicenses granted in Section 2.1 to its Affiliates and Third Parties under the Licensed IP to Exploit the Licensed Compounds or Licensed Products in the Field in the Territory; provided that any such sublicenses shall be (a) (i) prior to a Change of Control of Sionna, subject to AbbVie’s prior review and written consent for Third Parties only (and not Affiliates) if such Third Party is not an Authorized Sublicensee (for which no consent is required), which consent shall not be unreasonably withheld, conditioned or delayed and such consent or election to not provide consent shall in no event be delayed beyond [***] days after written notice of such request has been received by AbbVie; provided for clarity, in the event that AbbVie fails to provide either its consent or election to not provide consent prior to the expiration of such [***] day period, AbbVie will be deemed to have given its consent to sublicensing by Sionna as required by this Section 2.2, or (ii) after a Change of Control of Sionna, without AbbVie’s prior review and written consent, and (b) consistent with the terms and conditions of this Agreement and the Galapagos Agreement to the extent applicable to the sublicense. Sionna shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement and the Galapagos Agreement. Sionna will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of any of its sublicensees (including Sublicensees) as if such sublicensee were Sionna hereunder. A copy of any sublicense agreement with a Third Party executed by Sionna (subject to confidentiality obligations and reasonable redaction of terms not necessary for AbbVie to confirm compliance with this Agreement) shall be provided to AbbVie within [***] days after its execution. As used herein, an “Authorized Sublicense” shall mean (A) [***], or (B) any Third Party contract research organization, contract manufacturing organization or other fee-for-service company that provides Manufacturing, Development and Commercialization services for the Licensed Compound or Licensed Product.

2.3 AbbVie Reservation of Rights. Notwithstanding the rights and licenses granted to Sionna in this Agreement, AbbVie and its Affiliates reserve the right to continue to (a) maintain the Licensed Compounds in their compound libraries, (b) use the Licensed Compounds for internal high through-put screening and medicinal chemistry purposes, and (c) use the Licensed Compounds as comparators in internal research and discovery, but not in any non-clinical safety or toxicity studies or clinical trials.

2.4 No Other Rights. Except as expressly provided herein, neither Party grants to the other Party any other right or license, including any rights or licenses to any Patents (or any corresponding worldwide family member) under its rights in and to any Information, regulatory documentation, any corporate names, Trademarks or logos owned or used by such Party or any of its Affiliates, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by estoppel, implication or otherwise. Notwithstanding anything to the contrary, AbbVie grants no right or license with respect to Other Active Ingredients.

2.5 Right of First Negotiation.

2.5.1 At any time prior to the first Phase 3 study initiation with respect to a Licensed Product (the “ROFN Period”), Sionna shall not (and shall cause its Affiliates not to) grant to any Third Party any license or sublicense to Commercialize such Licensed Product in the Field in the Territory (each, a “Commercial License Transaction”) unless and until it has first complied with the terms of Section 2.5.2.

2.5.2 If at any time during the ROFN Period, Sionna wishes to proceed with a Commercial License Transaction for a Licensed Product, Sionna shall promptly notify AbbVie in writing that it wishes to pursue such Commercial License Transaction and AbbVie shall have [***] days from the receipt of such notice to provide Sionna written notice (the “Notice of Interest”) that it wishes to enter into good faith negotiations with Sionna regarding such Commercial License Transaction and an initial proposal of its terms for such license or sublicense. If AbbVie provides a Notice of Interest within such [***] day period, the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms that shall apply to such Commercial License Transaction between Sionna and AbbVie for a period of [***] days (the “Negotiation Period”). If AbbVie (a) gives notice that it does not wish to pursue a Commercial License Transaction (including providing notice during the Negotiation Period that it is terminating negotiations), (b) fails to give a timely Notice of Interest within the [***] day period, or (c) gives a timely Notice of Interest but the Parties fail to reach agreement on the terms of a Commercial License Transaction or to execute a definitive agreement with respect to a Commercial License Transaction prior to the expiration of the Negotiation Period, in each case (a)-(c), then the right of first negotiation as described herein shall expire with respect to all Licensed Products and Sionna shall be free to enter into a Commercial License Transaction for such Licensed Product and any other Licensed Product with any Third Party. AbbVie shall have the right to terminate negotiations for a Commercial License Transaction at any time. AbbVie’s rights under this Section 2.5 (i) shall terminate in their entirety upon a Change of Control of Sionna and (ii) shall not apply to any transaction that would result in a Change of Control of Sionna, any agreement with any Third Party service providers providing services for or on behalf of Sionna or any of its Affiliates, or any agreement between any not-for-profit, government or academic entity and Sionna for Development of Licensed Products.

2.5.3 If AbbVie provides a Notice of Interest, AbbVie shall have no more than one (1) opportunity to negotiate an agreement with respect to a Commercial License Transaction with respect to any and all Licensed Products.

2.6 Compliance with the Galapagos Agreement.

2.6.1 Sionna acknowledges and agrees that the terms and conditions of this Agreement shall be subject to the terms and conditions of the Galapagos Agreement and in no event shall the terms and conditions of this Agreement operate in a manner that would violate the terms of the Galapagos Agreement. Upon AbbVie’s written request, Sionna shall provide AbbVie with such assistance and take such actions as necessary for AbbVie to be in compliance with the provisions of the Galapagos Agreement.

2.6.2 Absent Sionna’s prior written consent (which may be provided, conditioned, or withheld in Sionna’s sole discretion), AbbVie will not terminate, modify or amend the Galapagos Agreement in any manner that would (a) adversely affect any of the rights granted to Sionna under this Agreement, (b) impose any obligations upon Sionna hereunder that are in addition to those obligations that exist under this Agreement based on the Galapagos Agreement as it exists on the Effective Date or (c) adversely affect Sionna’s ability to perform its obligations under this Agreement. Further, AbbVie will not intentionally take any action or omit to take any action that would cause it to be in material breach of a material obligation under the Galapagos Agreement or that would give rise to a right of Galapagos to terminate the Galapagos Agreement. In the event Galapagos delivers to AbbVie any notice of breach or notice of termination of the Galapagos Agreement, AbbVie will promptly (but in no event later than ten (10) Business Days) provide to Sionna a copy of such notice. Notwithstanding anything to the contrary, this Section 2.6.2 shall not apply with respect to obligations, actions or omissions of actions that are the responsibility of Sionna under this Agreement (including Sionna’s payment obligations under Section 4.7) or the Galapagos Side Letter, which shall be in the form attached as Exhibit AA.

ARTICLE 3

DEVELOPMENT, REGULATORY, MANUFACTURING AND COMMERCIALIZATION

3.1 Technology Transfer

3.1.1 Technical Assistance.

(a) As soon as reasonably practicable but no later than [***] days following the Effective Date or, in the case of SAEs, within a time frame to be mutually agreed by the Parties after the Effective Date (in each case, provided that AbbVie has received the Upfront Cash Payment), (i) AbbVie shall provide to Sionna digital copies (or if digital copies are not available, physical copies) of all preclinical and clinical data for the Licensed Compounds, as applicable (including pre-clinical and clinical study reports, and any available electronic datasets), and Licensed Know-How (including Regulatory Documentation) within the Licensed IP (and in the English language if available) that exists in copyable form and is in AbbVie’s or any of its Affiliate’s possession at the time of transfer; (ii) to the extent not included in (i), AbbVie shall provide to Sionna or a contract manufacturer designated by Sionna, in the form of documentation, the Licensed Know-How related to the Manufacturing of the Licensed Compounds in English that exists in copyable form and is in AbbVie’s or any of its Affiliate’s possession at the time of transfer that is reasonably necessary or useful to manufacture and replicate the manufacturing of the Licensed Compounds.

(b) With respect to all data to be transferred in the foregoing Section 3.1.1(a)(i), AbbVie shall deliver such data to Sionna in an industry-acceptable format, (e.g., SEND datasets), provided that (i) AbbVie shall not be obligated to convert or transfer the data to any new or additional format, if the data is not already in such industry-acceptable format at the time of transfer and (ii) the format for delivery of individual SAEs shall be mutually agreed by the Parties after the Effective Date.

(c) For a period of [***] days after the Effective Date, AbbVie shall provide Sionna with reasonable access (by teleconference or email) to AbbVie’s personnel involved (prior to the Effective Date) in the research, Manufacturing, and Development of Licensed Compounds to the extent reasonably necessary for Sionna to practice the license granted under Section 2.1, which shall not exceed (i) a total of [***] hours without charge to Sionna and (ii) up to an additional [***] hours at a rate of [***] per hour (which amount will be paid by Sionna within [***] days after invoicing by AbbVie).

(d) Sionna shall use all documents and Information received under this Section 3.1.1 solely for purposes of exercising its rights and licenses with respect to the Licensed Compounds and Licensed Products in accordance with the terms and conditions of this Agreement and Applicable Law and for no other purpose.

3.1.2 Transfer of Existing Inventory.

(a) Following AbbVie’s receipt of the Upfront Cash Payment and retesting as set forth in Section 3.1.2(b) and in accordance with Schedule 3.1.3, AbbVie shall [***] transfer to Sionna its current inventory of all lots of Licensed Compounds in GMP active pharmaceutical ingredient and drug product form, listed on Schedule 3.1.2 to the extent in the possession of AbbVie or any of its Affiliates on the date of transfer to Sionna (“Existing Inventory”) to a Third Party location designated by Sionna pursuant as further set forth in Schedule 3.1.3. If Sionna does not accept any or all of the Existing Inventory, AbbVie has no obligation to supply any replacement or provide any compensation or other payment in respect of such Existing Inventory.

(b) AbbVie shall [***] and provide copies of batch documentation and stability data in English for such lots (including master/executed batch records, analytical methods, specifications, updated certificate of analysis, certificate of compliance, BSE/TSE Statement, and stability protocols and data for all such lots). Following the transfer of such lots of Licensed Priority Compounds in the Existing Inventory to Sionna, Sionna shall solely be responsible for its use of the retesting data provided to it by AbbVie and all testing related to such lots, including all testing prior to patient dosing.

(c) SIONNA HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS SOLE RESPONSIBILITY FOR CONFIRMING THE QUALITY OF THE EXISTING

INVENTORY BEFORE HUMAN USE AND ABBVIE SHALL HAVE NO RESPONSIBILITY FOR ANY USE OF THE EXISTING INVENTORY AFTER DELIVERY TO SIONNA. ABBVIE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE EXISTING INVENTORY AND IS PROVIDING THE EXISTING INVENTORY “AS-IS.” ABBVIE DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SIONNA ACKNOWLEDGES AND AGREES THAT NONE OF THE LICENSED COMPOUNDS HAS RECEIVED ANY REGULATORY APPROVAL AND SIONNA SHALL NOT SELL OR OTHERWISE USE THE EXISTING INVENTORY OF THE LICENSED COMPOUND EXCEPT AS PERMITTED BY APPLICABLE LAW.

3.1.3 The transfer plan set forth on Schedule 3.1.3 further describes the details of the transfer and assistance to be provided pursuant to Section 3.1. Each party shall use commercially reasonable efforts to timely perform its activities under the transfer plan; provided that AbbVie will be excused from performance to the extent Sionna is unable or willing to receive such transfer and assistance. Each Party agrees to appoint one primary point of contact to facilitate the data transfer and a point of contact for the existing inventory transfer.

3.2 Manufacture of Licensed Compounds and Licensed Products. Except for the Existing Inventory, Sionna shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compounds and Licensed Products for research, Development and Commercialization purposes in the Field in the Territory.

3.3 Development. Sionna shall have sole responsibility (by itself or through its Affiliates, Third Party partners or Sublicensees) to Develop the Licensed Products in accordance with the Development plan attached hereto as Schedule 3.3.

3.4 Regulatory Matters.

3.4.1 Regulatory Activities.

(a) As between the Parties, Sionna shall have the sole right and responsibility, at its expense (including payment of all filing fees and all other associated costs), for seeking, preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for the Licensed Compounds and Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities). All Regulatory Approvals relating to any Licensed Compound or Licensed Products with respect to the Territory shall be owned by, and shall be held in the name of, Sionna or its Affiliate or Sublicensee or their respective designees. AbbVie hereby assigns to Sionna all of AbbVie’s right, title, and interest in and to all Regulatory Documentation that is both (i) solely related to the Licensed Compounds or Licensed Products and (ii) Controlled by AbbVie or its Affiliates as of the Effective Date. As soon as reasonably practicable following the Effective Date, AbbVie shall transfer, at its expense, to Sionna the INDs designated as [***] and [***] and Sionna shall promptly accept such transfer, at its expense, in each case using a form of submission to FDA reasonably acceptable to each Party.

(b) Sionna shall notify AbbVie promptly (but in no event later than [***] Business Days) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Territory. Sionna (or its Affiliate or Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory. If a recall, market suspension, or market withdrawal of a Licensed Product is mandated by a Regulatory Authority in the Territory, Sionna (or its Affiliate or Sublicensee or their respective designees) shall initiate such a recall, market suspension, or market withdrawal of in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 3.4.1(b), Sionna (or its Affiliate or Sublicensee or their respective designees) shall be solely responsible for the execution and all costs thereof.

(c) Sionna shall be solely responsible for all activities relating to adverse event reporting and complaint processing with respect to the Licensed Compounds and Licensed Products in the Territory at Sionna’s sole cost and expense.

3.5 Commercialization.

3.5.1 In General. Sionna (by itself or through its Affiliates or Sublicensees) shall have the sole right and be solely responsible for Commercialization of the Licensed Products in the Field in the Territory at Sionna’s own cost and expense.

3.5.2 Statements. Sionna shall avoid, and shall cause its Affiliates, employees, representatives, agents, Sublicensees and distributors to avoid, taking, or failing to take, any actions that Sionna knows or reasonably should know would jeopardize the goodwill or reputation of AbbVie or the Licensed Products. Without limitation to the foregoing, Sionna shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations and policies, as the same may be amended from time to time, and Applicable Law.

3.5.3 Booking of Sales; Distribution. Sionna shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Sionna shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

3.6 Meetings. Following the receipt of the Development and Commercialization Report from Sionna pursuant to Section 3.9.2, AbbVie may request a meeting between the Parties to discuss the contents of such report, provided that neither Party shall be required to participate in more than [***]. Each such meeting shall be held on such date, at such time and at such place as may be mutually agreed by the Parties. The representatives of the Parties may attend such meetings either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.

3.7 Subcontracting. Sionna (or its Affiliates or Sublicensees) may subcontract with a Third Party to perform any or all of its obligations hereunder, provided that (a) no such permitted subcontracting shall relieve Sionna of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor, and (b) the agreement pursuant to which Sionna engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, and (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement.

3.8 Diligence Obligations.

3.8.1 Sionna (itself or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and Commercialize at least [***] of the Licensed Priority Compounds and at least [***] comprising such Licensed Priority Compound in the United States and EU5 in accordance with the Development plan set forth in Schedule 3.3. Notwithstanding the foregoing or the timeline set forth in Schedule 3.3, during the period commencing on the Effective Date and ending [***] months thereafter, Sionna shall not be in breach of its obligations under this Section 3.8.1 to the extent Sionna (itself or through its Affiliates or Sublicensees) Develops a Sionna Compound to combine with a Licensed Priority Compound in accordance with the development philosophy set forth in Section (a) of Schedule 3.3.

3.8.2 If at any time AbbVie has a reasonable basis to believe that Sionna is in material breach of its diligence obligations with respect to the Development of any Licensed Compounds or Licensed Products under Section 3.8.1, then AbbVie may so notify Sionna in writing, specifying the basis for its belief, and, without limitation to any other right or remedy available to AbbVie hereunder, at AbbVie’s request, the Parties shall meet within [***] days after such notice to discuss in good faith AbbVie’s concerns and Sionna’s Development plans with respect to such Licensed Compound or Licensed Product.

3.8.3 If at any time AbbVie has a reasonable basis to believe that Sionna is in material breach of its diligence obligations with respect to Commercialization of any Licensed Compound or Licensed Product under Section 3.8.1, then AbbVie may so notify Sionna in writing, specifying the basis for its belief, and, without limitation to any other right or remedy available to AbbVie hereunder, at AbbVie’s request, the Parties shall meet within [***] days after such notice to discuss in good faith AbbVie’s concerns and Sionna’s Commercialization plans with respect to such Licensed Compound or Licensed Product.

3.9 Records; Reports.

3.9.1 Records. Sionna shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development, Manufacture and Commercialization activities by or on behalf of Sionna with respect to any Licensed Compound or any Licensed Product. Such records shall be retained by Sionna for at least [***] years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

3.9.2 Development & Commercialization Reports. Once during each [***] period in the Term, Sionna shall submit to AbbVie written reports with respect to the Development and Commercialization of the Licensed Products in accordance with Section 2.6 of the Galapagos Agreement and the reporting template set forth in Schedule 2.6 of the Galapagos Agreement (each, a “Development and Commercialization Report”).

3.10 Costs. Sionna shall be solely responsible for all costs and expenses in connection with the Development of, and seeking, obtaining and maintaining Regulatory Approvals for, Commercialization and other Exploitation of the Licensed Products in the Field in the Territory.

3.11 Compliance with Applicable Laws. Sionna shall, and shall cause its Affiliates, Sublicensees and subcontractors to, comply with all Applicable Law with respect to the Development, Commercialization, Manufacturing and other Exploitation of any Licensed Compound and any Licensed Product.

ARTICLE 4

PAYMENTS AND RECORDS

4.1 Upfront Cash Payment. In partial consideration of the rights granted by AbbVie to Sionna hereunder, Sionna shall pay AbbVie five million Dollars ($5,000,000) within thirty (30) days after the Effective Date (the “Upfront Cash Payment”).

4.2 Equity.

4.2.1 In partial consideration of the rights granted by AbbVie to Sionna hereunder, as soon as administratively possible, but in no event later than thirty (30) days following the Effective Date, Sionna shall issue to AbbVie 2,066,646 shares of common stock of Sionna such that AbbVie shall own [***] ([***]%) of Sionna’s common stock on a Fully Diluted Basis immediately following such issuance (the “Equity Issuance”).

4.2.2 In connection with the Equity Issuance, the Parties shall each execute and deliver a securities purchase agreement containing representations and warranties of the parties typical for such an agreement; provided that, (i) AbbVie shall join as “Key Holders” to Sionna’s Right of First Refusal and Co-Sale Agreement, and Voting Agreement, by and among Sionna, the preferred stockholders and the common stockholders named therein, and (ii) in no event shall AbbVie be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers in connection with an Equity Issuance.

4.2.3 Participation Rights. In connection with the execution of this Agreement, the Parties shall execute and deliver a Participation Agreement in the form attached as Exhibit A and a Subscription Agreement in the form attached as Exhibit B.

4.3 [***] Milestones.

4.3.1 In partial consideration of the rights granted by AbbVie to Sionna hereunder, Sionna shall pay to AbbVie the following milestone payments within [***] days after the first achievement of each of the milestone events set forth in the column titled “Development or First Commercial Sale Milestone” in the table below. Sionna shall promptly (and in any event, within [***] Business Days) notify AbbVie of the achievement of each milestone such milestone event.

Milestone Number	Licensed Product that includes the following Licensed Compound(s)	Development or First Commercial Sale Milestone	Milestone Payment (in USD)
Milestone 1	[***]	[***]	(a) Achievement of (i): $[***] (b) Achievement of (ii) or (iii): $[***]

Milestone 2	[***]	[***]	(a) Achievement of (i): $[***] (b) Achievement of (ii) or (iii): $[***]

Milestone 3	[***]	[***]	(a) Achievement of (i): $[***] (b) Achievement of (ii) or (iii): $[***]

Milestone 4	[***] & [***] (in combination)*	[***]	(a) Achievement of (i): $[***] (b) Achievement of (ii) or (iii): $[***]

Milestone 5	[***]	[***]	$[***]

Milestone 6	[***]	[***]	$[***]

Milestone 7	[***]	[***]	$[***]

Milestone 8	[***]	[***]	$[***]

Milestone 9	[***]	[***]	$[***]

Milestone 10	[***]	[***]	$[***]

Milestone 11	[***] & [***] (in combination)**	[***]	$[***]

Milestone 12	[***] & [***] (in combination)***	[***]	$[***]

[***]

4.3.2 Each milestone payment in the table above shall be payable only once upon the first achievement of the corresponding milestone event and no amounts shall be due for subsequent or repeated achievements of such milestone event whether for the same or a different Licensed Product which contains such Licensed Compound or such combination of Licensed Compounds. In order to achieve the milestone, the Licensed Product must contain the Licensed Compound(s) listed in the second column. The maximum aggregate milestone payments payable under the table above if each milestone event is achieved is [***].

4.4 Sales-Based Milestones.

4.4.1 In partial consideration of the rights granted by AbbVie to Sionna hereunder, if the aggregate of all Net Sales of all Licensed Products in a given Calendar Year reach the threshold set forth in the left-hand column of the table immediately below, Sionna shall pay AbbVie the milestone payments in the corresponding amount set forth in the right-hand column of the table below:

Sales Milestone	Sales Milestone Payments (in USD)
$[***] in aggregate Calendar Year Net Sales of all Licensed Products	$[***]
$[***] in aggregate Calendar Year Net Sales of all Licensed Products	$[***]

4.4.2 Each sales milestone payment set forth in Section 4.4.1 is payable only once, upon the first time the corresponding sales milestone is achieved by the aggregate Net Sales of all Licensed Products. The maximum amount payable under this Section 4.4 if all milestones are achieved by the aggregate Net Sales of all Licensed Products is [***].

4.4.3 Each sales milestone payment in Section 4.4.1 shall be due within [***] days following the end of the Calendar Year in which the applicable sales milestone is first reached. If in a given Calendar Year both of the above Net Sales thresholds are first reached, Sionna shall pay to AbbVie (a) the larger of the sales milestone payments within such [***] day period and shall pay the smaller sales milestone payment within [***] months thereafter.

4.5 Royalties.

4.5.1 Royalty Rates. In further consideration of the rights granted by AbbVie to Sionna hereunder, subject to the terms of this Section 4.5, during the applicable Royalty Term for a given Licensed Product in a given country, Sionna shall pay to AbbVie a royalty on Net Sales of each such Licensed Product in such country, during each Calendar Year, as follows: (a) if the Licensed Product includes one (1) Licensed Priority Compound, at the royalty rate set forth in the column below titled “1 LPC,” (b) if the Licensed Product includes two (2) Licensed Priority Compounds at the royalty rate set forth in the column below titled “2 LPC,” and (c) if the Licensed Product does not include any Licensed Priority Compound but does include [***], at the royalty rate set forth in the column below titled “Non-Priority.”

Net Sales	Royalty Rates
	1 LPC	2 LPC	Non-Priority
For that portion of Net Sales of Licensed Product during a Calendar Year up to and including $[***]	[***]%	[***]%	[***]%
For that portion of Net Sales of Licensed Product above $[***], up to and including $[***]	[***]%	[***]%	[***]%
For that portion of Net Sales of Licensed Product above $[***]	[***]%	[***]%	[***]%

4.5.2 Royalty Term. Sionna shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the date on which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired. In accordance with Section 10.1.2, upon the expiration of the Royalty Term for a given Licensed Product in a given country or jurisdiction, the license granted to Sionna under Section 2.1, subject to the terms of the Galapagos Agreement, shall convert to a non-exclusive, royalty free, fully paid-up and perpetual license.

4.5.3 Reductions.

(a) If, in a Calendar Quarter during the Royalty Term for a Licensed Product, there is Generic Competition in a country or other jurisdiction in the Territory, then, for such Licensed Product and such country or other jurisdiction, the royalties payable for the Net Sales of such Licensed Product during such Calendar Quarter in such country or such other jurisdiction shall be reduced by [***] of the applicable royalty rate(s) set forth in Section 4.5.1. Such reduction shall only apply for the Calendar Quarter in which such Generic Competition exists and not in any subsequent Calendar Quarter (unless there is also Generic Competition in such subsequent Calendar Quarter). For purposes herein, “Generic Competition” means, on a country or other jurisdiction and Licensed Product-by-Licensed Product basis, the unit volume of a Generic Product(s) sold in a country or other jurisdiction by one or more Third Party(ies) in a Calendar Quarter is at least [***] of the unit volume of such Licensed Product sold in such country or other jurisdiction by Sionna, its Affiliates and Sublicensees. Unless otherwise agreed by the Parties, the unit volumes of each Generic Product sold during a Calendar Quarter shall be as reported by IQVIA, Inc. or any successor to IQVIA, Inc. or any other independent sales auditing firm reasonably agreed upon by the Parties;

(b) If, and for so long as, during the Royalty Term for a given Licensed Product, there is no Valid Claim that claims or covers such Licensed Product or its method of use,

Manufacture, sale or other Exploitation in a country, the royalty rate set forth in Section 4.5.1 with respect to such country, shall be reduced to [***] of the royalty rate set forth in Section 4.5.1 solely with respect to Net Sales of such Licensed Product in such country;

(c) If a court or a governmental agency of competent jurisdiction requires Sionna, any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a country or other jurisdiction, then, for the purposes of calculating the royalties payable with respect to such Licensed Product under Section 4.5, [***] of the royalties paid by such Third Party compulsory licensee shall be paid to AbbVie in lieu of royalties on Net Sales, as applicable, of such compulsory-licensed Licensed Product in such country or other jurisdiction.

(d) if Sionna or any of its Affiliates or Sublicensees enters into an agreement after the Effective Date with a Third Party to obtain a license or right under a Patent or intellectual property right owned or otherwise controlled by such Third Party (but not including any intellectual property right under the Galapagos Agreement) that is necessary for the clinical Development, Manufacture or Commercialization of any Licensed Compound in accordance with Section 5.7 (Third Party Licenses), Sionna shall be entitled to deduct from any royalties payable hereunder in a Calendar Quarter with respect to that Licensed Compound and country or other jurisdiction [***] of all upfront payments, milestone payments, royalties, and other amounts paid to such Third Party pursuant to such agreement in such Calendar Quarter attributable to such Licensed Compound in such country or other jurisdiction ( “Third Party Payments”).

(e) In no case shall any deductions allowable under this Section 4.5.3, alone or cumulative, reduce the royalties paid to AbbVie by more than [***] of the royalties due under Section 4.5.1; provided that any deductions in excess of [***] may be carried forward to reduce royalties due in subsequent Calendar Quarters until all such amounts are fully deducted.

4.5.4 Royalty Payments and Reports. Sionna shall calculate all amounts payable to AbbVie pursuant to this Section 4.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 4.8. Sionna shall pay to AbbVie the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to AbbVie shall be accompanied by a statement, certified by an executive officer of Sionna as accurate to the best of its ability and in accordance with Accounting Standards, setting forth (a) the amount of gross sales and Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars in accordance with Section 4.7), (b) any deductions from such gross sales as permitted by this Agreement, (c) a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter, and (d) the amount of aggregate worldwide Net Sales of each Licensed Product for the Calendar Year. Without limiting the generality of the foregoing, Sionna shall require its Affiliates and Sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Sionna. If there are no Net Sales in any Calendar Quarter after First Commercial Sale, Sionna shall provide to AbbVie a statement by an executive officer of Sionna so certifying within [***] days after the end of such Calendar Quarter.

4.6 Third-Party Payments. Subject to Section 4.5.3(d), Sionna shall be solely responsible for any payments or other consideration owed to any Third Party for any Third Party intellectual property rights necessary to Exploit any Licensed Compound or any Licensed Product.

4.7 Galapagos Milestone & Royalty Payments.

4.7.1 In addition to and without affecting Sionna’s payments to AbbVie as set forth in this Agreement (including Sections 4.1 to 4.5 above), Sionna shall timely pay (a) to AbbVie or, (b) or as instructed by AbbVie, to Galapagos, the amount of any milestone payment, royalties or other amounts that are triggered by the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Sionna, its Affiliates or Sublicensees and are owed by AbbVie to Galapagos (subject to Article 5 (Payments and Records), including Section 5.3.6, of the Galapagos Agreement) (collectively, the “Galapagos License Payments”). Sionna shall comply with all terms and conditions of the Galapagos Agreement as applicable to AbbVie or its Affiliates or Sublicensees to the extent related to the foregoing payments, including any and all auditing, tax withholding and reporting obligations under Article 5 (Payments and Records) of the Galapagos Agreement.

4.7.2 If any of the Galapagos License Payments is to be paid to AbbVie by Sionna, then Sionna must pay AbbVie the required amount at least [***] Business Days before such payment is due to Galapagos per the Galapagos Agreement. If any of the Galapagos License Payments is to be paid directly by Sionna to Galapagos, then Sionna shall (a) pay Galapagos the required amount by the due date required in the Galapagos Agreement and (b) provide written evidence of such payment to AbbVie within [***] days after the date of payment.

4.7.3 Sionna shall be solely responsible for all late payment penalties and charges under the Galapagos Agreement as a result of its failure to comply with Section 4.7.1 or 4.7.2 above and shall reimburse and indemnify AbbVie for any and all fees, penalties, charges, costs and expenses incurred by AbbVie as a result of such failure of Sionna.

4.7.4 Any breach by Sionna of its obligations under this Section 4.7 or any other obligations under this Agreement that cause AbbVie to be in material breach of the Galapagos Agreement shall be considered a material breach of a material obligation of this Agreement.

4.8 Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of Dollars of immediately available funds in the requisite amount to such bank account as the receiving Party may from time to time designate by notice in writing to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards. Except as provided in Section 4.9, Sionna shall have no right to offset, set off or deduct any amounts from or against the amounts due to AbbVie. All payments to AbbVie under this Agreement shall be irrevocable, non-refundable and non-creditable.

4.9 Taxes.

4.9.1 Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as shall enable them to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall timely remit such withholding or similar tax to the appropriate governmental authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. If withholding or similar taxes are paid to a government authority, each Party shall provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes or obtain a credit with respect to such taxes paid.

4.9.2 All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] days of receipt. In the event that a governmental authority retroactively determines that a payment made by the paying Party to the receiving Party pursuant to this Agreement should have been subject to Indirect Taxes, and the receiving Party is required to remit such Indirect Taxes to the governmental authority, including any interest and penalties imposed thereon (together with the Indirect Taxes remitted, the “Amount”), the receiving Party will have the right (a) to invoice the paying Party for such amount (which shall be payable by the paying Party within [***] days of its receipt of such invoice) or (b) to pursue reimbursement of the Amount by any other available remedy.

4.10 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then, without limiting any rights or remedies of the receiving Party, such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] above EURIBOR (or any successor rate) but in no event more than the maximum rate allowed under Applicable Law, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

4.11 Financial Records. Sionna shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its payment obligations under this Agreement. Such books and records shall be retained by Sionna and its Affiliates and Sublicensees until the later of (a) [***] years after the end of the Calendar

Quarter to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

4.12 Audit. Subject to the other terms of this Section 4.12, at the request of AbbVie, Sionna shall, and shall cause its Affiliates and Sublicensees to, permit an independent, auditor designated by AbbVie and reasonably acceptable to Sionna, at reasonable times and upon reasonable notice and no more than once every [***] month period (except for cause), to audit the books and records maintained pursuant to Section 4.11 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by AbbVie, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Sionna shall bear the cost of the audit. Unless disputed pursuant to Section 4.13 below, if such audit concludes that (a) additional amounts were owed by Sionna, Sionna shall pay the additional amounts, with interest from the date originally due as provided in Section 4.10, or (b) excess payments were made by Sionna, AbbVie shall reimburse such excess payments, in either case ((a) or (b)), within [***] days after the date on which such audit is completed by AbbVie.

4.13 Audit Dispute. In the event of a dispute with respect to any audit under Section 4.12, AbbVie and Sionna shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [***] days after such decision and in accordance with such decision, Sionna shall pay the additional amounts, with interest from the date originally due as provided in Section 4.10, or AbbVie shall reimburse the excess payments, as applicable.

4.14 Confidentiality. AbbVie shall treat all information subject to review under this ARTICLE 4 in accordance with the confidentiality provisions of ARTICLE 7 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with Sionna obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.15 No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Intellectual Property.

5.1.1 Background IP. Subject to the license grants to Sionna in Section 2.1, each Party shall retain all rights in and to its Background IP. Each Party’s Background IP shall be the Confidential Information of such Party.

5.1.2 Ownership of Foreground IP.

(a) Solely Owned IP. Each Party shall solely own and retain all right, title, and interest in and to any and all Information that is made, conceived, first reduced to practice, developed, created, authored, or invented solely by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, and such Information shall be the Confidential Information of such Party.

(b) Jointly Owned IP. As between the Parties, the Parties shall jointly own and have an equal undivided joint interest in any and all (i) Information that is made, conceived, first reduced to practice, developed, created, authored, or invented jointly by or on behalf of both (A) AbbVie or any of its or its Affiliates and (B) Sionna or any of its Affiliates or Sublicensees (the “Joint Arising Know-How”) and (ii) any and all Patents to the extent claiming the Joint Arising Know-How (the “Joint Arising Patents”). Subject to the license granted to Sionna under Section 2.1 and the other terms and conditions of this Agreement, each Party may exercise its ownership rights in and to such Joint Arising Know-How and Joint Arising Patents without any duty of accounting or other obligation to, or consent required from the other Party.

5.1.3 Ownership of Corporate Names. Each Party shall retain all right, title and interest in and to any corporate names, Trademarks and logos owned or otherwise used by such Party or any of its Affiliates.

5.2 Maintenance and Prosecution of Patents.

5.2.1 Patent Prosecution and Maintenance of Patents.

(a) Subject to the remainder of this Section 5.2.1 and to the extent consistent with the obligations in the Galapagos Agreement, Sionna shall, at its sole cost and expense, be responsible for preparing, filing, prosecuting, and maintaining all of the Licensed Patents and the Joint Arising Patents in the Territory. Sionna shall have the right to use outside counsel of its choice in connection with such activities; provided that any such counsel shall be reasonably acceptable to AbbVie. Sionna shall keep AbbVie reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all Licensed Patents, including by providing AbbVie with copies of any Patent filings and material communications to and from Patent authorities.

(b) If Sionna decides not to continue to prosecute, or maintain a Licensed Patent or Joint Arising Patent in a country or other jurisdiction in the Territory, Sionna shall provide [***] days prior written notice to AbbVie of such intention, and AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the continued prosecution, and maintenance of such Licensed Patent or Joint Arising Patent at its expense in such country or other jurisdiction. In such event, Sionna shall promptly provide AbbVie with the appropriate documents for transfer of responsibility for prosecution and maintenance of such Licensed Patent or Joint Arising Patent to AbbVie or its designee and shall reasonably cooperate with AbbVie or its designee as provided under Section 5.2.2.

5.2.2 Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the Licensed Patents and Joint Arising Patents in the Territory under this Agreement. Sionna will cooperate and promptly assist AbbVie in complying with all of the obligations of AbbVie in connection with the prosecution, maintenance and enforcement of the Licensed IP as provided in the Galapagos Agreement, including AbbVie’s obligations to inform Galapagos of any matters that may materially affect the prosecution and maintenance of certain Licensed IP and to allow Galapagos to take over the prosecution of certain Licensed Patents as specified in the Galapagos Agreement.

5.2.3 Patent Term Extension and Supplementary Protection Certificate. Sionna shall have the right to make decisions regarding Patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for any Licensed Patent or Joint Arising Patent that covers any Licensed Compound or Licensed Product in the Territory. Sionna shall reasonably consult with AbbVie prior to such decisions and shall consider AbbVie’s comments in good faith. Sionna shall have the primary responsibility of applying for any extension or supplementary protection certificate with respect to such Patents in the Territory at its cost and expense. AbbVie shall provide reasonable assistance, as requested by and at the sole cost of Sionna, including by taking such action as Patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.2.4 Patent Listings. Sionna shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to any Licensed Patent or Joint Arising Patent that covers any Licensed Compound or Licensed Product as required or allowed in the Territory, including as required or allowed (a) in the United States, in the FDA’s Orange Book, and (b) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 as amended or other international equivalents.

5.3 Enforcement of Patents.

5.3.1 Enforcement of Licensed Patents and Joint Arising Patents. Each Party shall, promptly after becoming aware, notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents (including the Joint Arising Patents) by a Third Party within the scope of the license grant in Section 2.1 (the “Third Party Infringement”). Sionna shall have the first right, but not the obligation, to abate or seek any remedies for any Third Party Infringement at its sole expense by litigation or otherwise (a “Sionna Prosecuted Infringement”), and Sionna shall retain control of the prosecution of such Sionna Prosecuted Infringement. If Sionna fails to prosecute a Sionna Prosecuted Infringement (a) within [***] days following the first notice provided above with respect to such Sionna Prosecuted Infringement (subject to a [***]-day extension to conclude negotiations, if Sionna has commenced good faith negotiations with an alleged infringer for elimination of such infringement within such [***]-day period), or (b) provided such date occurs after the first such notice of the Sionna Prosecuted Infringement is provided, [***] days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then AbbVie may prosecute the Sionna Prosecuted Infringement at its own expense and AbbVie shall retain control of such prosecution.

5.3.2 Cooperation. The Parties agree to cooperate in any Third Party Infringement action brought pursuant to this Section 5.3. If a Party brings such an action, then the other Party shall have the right to join in such action, at its sole cost and expense. If the enforcing Party is unable to initiate or prosecute such action solely in its own name, the other Party or its Affiliates, as applicable, will join such action voluntarily and will execute all documents necessary for the enforcing Party to initiate, prosecute, and maintain such action; provided that the enforcing Party shall reimburse the other Party or its Affiliates for reasonable costs and expenses incurred as a result of joining such action and the non-enforcing party may be represented in such action by its own counsel at its own expense. Unless otherwise set forth herein, the Party entitled to bring any Third Party Infringement action in accordance with this Section 5.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any Third Party Infringement action in a manner that has a material adverse effect or meaningfully diminishes the rights or interests of the other Party (or of Galapagos in the case of settlement by Sionna), or in a manner that imposes any costs or liability on, or involves any admission of fault by, the other Party (or of Galapagos in the case of settlement by Sionna), without the express written consent of such other Party (or of Galapagos in the case of settlement by Sionna). The Party commencing the action shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

5.3.3 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such action described in Section 5.3.1 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action and, if such Party is Sionna, such amounts shall be included in Net Sales; provided that, with respect to any award or settlement (whether by judgment or otherwise) received by Sionna that is attributable to reasonable royalty or loss of sales with respect to a Licensed Product, the Parties shall negotiate in good faith (including, if necessary, with Galapagos) an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement and of Galapagos under the Galapagos Agreement with respect to such Licensed Product.

5.4 Infringement Claims by Third Parties.

5.4.1 If the Exploitation of any Licensed Compound or any Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging Patent infringement by Sionna (or its Affiliates or Sublicensees), Sionna shall promptly notify AbbVie thereof in writing. Sionna (or its Affiliates or Sublicensees) shall defend any action which names Sionna (or its Affiliates or Sublicensees) or AbbVie (or its Affiliates or sublicensees) which claims the infringement, after the Effective Date, of any Third Party’s Patent or other intellectual property rights through the Exploitation of any Licensed Compound or Licensed Product. Sionna shall bear all costs and expenses (including attorneys’ fees) and pay all damages and settlement amounts arising out of or in connection with any such action. Sionna shall keep AbbVie reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Sionna shall provide AbbVie with copies of all pleadings filed in such action and to allow the AbbVie reasonable opportunity to participate in the defense of the claims. If Sionna fails to defend any action described in this Section 5.4.1 with respect to any Licensed Patent or Joint Arising Patent, AbbVie may take over such defense at its own expense, and in such case AbbVie shall control such defense. Sionna may not settle any action under this Section 5.4 in a manner that diminishes or has a material adverse effect on the rights or interest of AbbVie or Galapagos, or in a manner that imposes any costs (except as set forth in the immediately following proviso) or liability on, or involves any admission by, AbbVie or Galapagos, without AbbVie’s or Galapagos’ (as applicable) express written consent.

5.4.2 Allocation of Awards. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any monetary value realized as a result of the defense action described in Section 5.4.1 (whether by way of court judgment, settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in such defense action (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to control the defense action; provided that any portion of any award or settlement (whether by judgment or otherwise) retained by Sionna shall be deemed to be “Net Sales” hereunder.

5.5 Invalidity or Unenforceability Defenses or Actions.

5.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents and Joint Arising Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

5.5.2 Licensed Patents; Joint Arising Patents. Sionna shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents and the Joint Arising Patents at its own expense in the Territory. AbbVie may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Sionna shall retain control of the defense in such claim, suit, or proceeding. If Sionna elects not to defend or control the defense of any such Licensed Patents and Joint Arising Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then AbbVie may conduct and control the defense of any such claim, suit, or proceeding of such Licensed Patents and Joint Arising Patents at its own expense.

5.5.3 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 5.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its and its Affiliates’ employees, subcontractors, agents and consultants available at reasonable business hours and for reasonable periods of time. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 5.5, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents and Joint Arising Patents.

5.5.4 Allocation of Awards. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any monetary value realized as a result of such defense action described in Section 5.5.2 (whether by way of court judgment, settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in such defense action (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to control the defense action; provided that any award or settlement (whether by judgment or otherwise) retained by Sionna shall be deemed to be “Net Sales” hereunder.

5.6 Inventor’s Remuneration. Sionna shall be solely responsible for any remuneration that may be owed to Sionna’s inventors under any applicable inventor remuneration laws. AbbVie shall be solely responsible for any remuneration that may be owed to AbbVie’s inventors under any applicable inventor remuneration laws.

5.7 Third Party Licenses. If Sionna reasonably believes that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product of Sionna or any of its Sublicensees or Affiliates, as contemplated by this Agreement, misappropriates trade secrets, or infringes any Patent or other intellectual property right of a Third Party in any country or other jurisdiction in the Territory, such that Sionna or any of its Affiliates or Sublicensees cannot Exploit such Licensed Compound or Licensed Product in such country or other jurisdiction without using said trade secrets or infringing such Patent or other intellectual property right of such Third Party, then (a) Sionna shall reasonably determine whether to negotiate and obtain a license from such Third Party as necessary for Sionna or any of its Affiliates or Sublicensees, in such country or other jurisdiction, (b) Sionna shall be solely responsible for negotiating such license and the terms of such license, and (c) upon the entry into any such license, Sionna shall provide to AbbVie a description of the scope and financial terms thereof. To the extent Sionna obtains any such license, payments thereunder shall be considered Third Party Payments only and solely to the extent set forth in Section 4.5.3(d).

5.8 Licensed IP. Notwithstanding any provision in this Agreement to the contrary, AbbVie shall have the right to transfer or assign ownership of any Licensed Know-How, Licensed Patents, or Joint Arising Patents as long as any such transfer or assignment to a Third Party is made together with an assignment of this Agreement in accordance with Section 11.2.

ARTICLE 6

PHARMACOVIGILANCE

6.1 Pharmacovigilance Activities. AbbVie shall have no ongoing pharmacovigilance obligations with respect to the Licensed Compounds or Licensed Products. Sionna shall assume all pharmacovigilance activities and obligations for the Licensed Compounds and Licensed Products as of the Effective Date. The Parties do not intend to enter into a safety data exchange agreement, but shall coordinate regarding transfer of the global safety database for the Licensed Products from AbbVie to Sionna within a timeframe mutually agreed by the Parties following the Effective Date.

ARTICLE 7

CONFIDENTIALITY AND NON-DISCLOSURE

7.1 Licensed Product Information. During the Term, AbbVie shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep confidential any of AbbVie’s or its Affiliate’s Information solely and specifically relating to Licensed Compounds or Licensed Products or the Exploitation thereof and existing as of the Effective Date (“Licensed Product Information”); except to the extent (a) the Licensed Product Information is in the public domain through no fault of AbbVie or its Affiliates or (b) its disclosure or use is permitted under Section 7.3 or the other terms of this Agreement (solely for purposes of this Section 7.1, treating Sionna as the disclosing Party and AbbVie as the receiving Party with respect to the Licensed Product Information). Licensed Product Information shall remain Confidential Information of AbbVie for which Sionna must comply with the terms of the remainder of this ARTICLE 7. If this Agreement is terminated, this Section 7.1 shall have no continuing force or effect, but the Licensed Product Information shall continue to be Confidential Information of AbbVie subject to the remaining terms of this ARTICLE 7 for purposes of the surviving provisions of this Agreement.

7.2 Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and Sublicensees, and such Party’s and its Affiliates’ officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party in connection with this Agreement, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. The existence and terms of this Agreement are the Confidential Information of each Party, with both Parties being deemed the receiving Party of such Confidential Information. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of the Patents under ARTICLE 5 shall be the Confidential Information of the disclosing Party. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 7.2 with respect to any Confidential Information shall not include any information that:

7.2.1 has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.2.2 has been in the receiving Party’s possession prior to disclosure by the disclosing Party (as can be shown by competent written evidence) without any obligation of confidentiality with respect to such information;

7.2.3 is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

7.2.4 has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information, as evidenced by such Party’s internal records documenting such independent development.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

7.3 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

7.3.1 in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

7.3.2 made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.3.3 made by or on behalf of the receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.3.4 made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 7;

7.3.5 made by the receiving Party or its Affiliates or Sublicensees to its or their (a) advisors, consultants, vendors, service providers, or contractors, (b) existing or prospective collaboration partners, licensees, or sublicensees, or (c) in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 7 (with a duration of confidentiality and non-use obligations that is commercially reasonable, but no less than [***] years);

7.3.6 made by the receiving Party or its Affiliates or Sublicensees to its or their potential or actual investors, financing sources or acquirers as may be necessary or useful in connection with their evaluation of such potential or actual investment, financing or acquisition; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 7 (with a duration of confidentiality and non-use obligations that is commercially reasonable); or

7.3.7 if the disclosing Party is AbbVie, such disclosure, whether to Galapagos or any Third Party, is required for compliance with the terms and conditions of the Galapagos Agreement, subject to the confidentiality and non-use terms under the Galapagos Agreement.

7.4 Use of Name. Except as expressly provided herein, neither Party nor its Affiliates shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

7.5 Public Announcements.

7.5.1 The Parties have mutually approved a press release attached hereto as Schedule 7.5 with respect to this Agreement, which Sionna intends to make promptly after the Effective Date, and either Party may make subsequent public disclosure of the contents of such press release. Neither Party nor its Affiliates shall issue any public announcement, press release, or other public disclosure regarding this Agreement that contains the Confidential Information of the other Party (or both Parties) without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public in the same or a similar context without the consent of the other Party so long as such information remains true, correct and the most current information with respect to the subject matters set forth therein. Sionna may make public announcements without AbbVie’s prior consent, pertaining to data generated by or on behalf of Sionna under this Agreement.

7.5.2 The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other governmental authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [***] Business Days (or a shorter period of time if required by Applicable Law) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable governmental authority is legally required to be disclosed. No such notice shall be required under this Section 7.5.2 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party and such information remains accurate as of such time.

7.6 Publications. The Parties have mutually approved a presentation attached hereto as Schedule 7.6 with respect to AbbVie’s data and summaries thereof, which Sionna intends to publish promptly after the Effective Date, and Sionna may make subsequent public disclosure of the contents of such presentation. During the Term, if a Party or its Affiliates desire to publish or present any information that contains the Confidential Information of the other Party, such publishing Party shall submit to the non-publishing Party for review and comment written copies of the proposed publication or presentation no later than [***] days before submission for publication or presentation (or [***] Business Days in advance in the case of an abstract). The non-publishing Party shall provide its comments with respect to such publications and presentations within [***] Business Days after its receipt of such written copy (or [***] Business Days in the case of an abstract) and the publishing Party shall consider such comments in good faith. The publishing Party shall remove any Confidential Information of the non-publishing Party identified by the non-publishing Party from any such proposed publication or presentation unless the non-publishing Party provides written consent. Any publication under this Section 7.6 shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Any publication, presentation, disclosure of any material related to the Exploitation of the Licensed Compounds and Licensed Products by Sionna or any of its Affiliates or Sublicensees must comply with Section 7.6.3 of the Galapagos Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, this Agreement shall not preclude Sionna from, in its sole discretion, publishing Information with respect to data developed solely by or on behalf of Sionna after the Effective Date in proposed academic, scientific, and medical publications or public presentations, without the prior written consent of AbbVie.

7.7 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided that (i) the other Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder (including its obligation to comply with Applicable Laws) or for archival purposes and (ii) AbbVie shall be permitted to retain Sionna’s Confidential Information to the extent necessary or reasonably useful to exercise AbbVie’s rights as set forth in Section 10.3.2. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

7.8 Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the applicable periods set forth in this ARTICLE 7 regardless of the termination or expiration of this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. AbbVie and Sionna each represents and warrants to the other, as of the Effective Date, as follows:

8.1.1 Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3 Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.1.5 No Debarment. Neither Party nor its Affiliates have been debarred, disqualified, blacklisted or banned by any Regulatory Authority or other governmental authority, nor are they, to the best of its knowledge, the subject of such a debarment, disqualification, blacklisting or banning proceeding. Neither Party shall use in any capacity in connection with this Agreement the services of anyone debarred, disqualified, blacklisted or banned or under investigations or threat of investigations by any Regulatory Authority or other governmental authority for debarment, disqualification, blacklisting or any similar regulatory action in any jurisdiction anywhere in the world. During the Term, each Party shall promptly notify the other Party should it or any of its employees, agents, representatives or subcontractors involved in the performance of activities in connection with this Agreement become subject of such debarment, disqualification, blacklisting or banning proceeding.

8.1.6 No Sanction. The Parties acknowledge and agree that governmental authorities, including the U.S. federal government, prohibit trade with certain sanctioned or blocked parties and publishes and maintains lists of Persons with whom trade is prohibited (each such governmental authority’s list, a “Sanctioned Party List”). Each Party represents and warrants that it (a) is not on any Sanctioned Party List maintained by any governmental authority, (b) has no reason to believe it shall be placed on any Sanctioned Party List, and (c) shall not deal with, conduct any business with or otherwise transact in any manner related to the rights and obligations contained in this Agreement with any Person on any global Sanctioned Party List.

8.2 Additional Representations and Warranties of AbbVie. AbbVie further represents and warrants to Sionna, as of the Effective Date, as follows:

8.2.1 AbbVie, by itself or though it its Affiliates, has sufficient legal or beneficial title, ownership or license rights under the Licensed IP, including by way of the licenses and rights granted to it under the Galapagos Agreement or otherwise, to grant the licenses and rights under the Licensed IP granted to Sionna under this Agreement;

8.2.2 As of the Effective Date, AbbVie is the joint owner and exclusive licensee of all right, title and interest in and to (free and clear of any Liens of any kind) the Existing Patents. To AbbVie’s knowledge, all fees required to maintain the Existing Patents have been paid to date and, to AbbVie’s knowledge, the Existing Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law.

8.2.3 Other than the Galapagos Agreement, AbbVie has not entered into any agreements, either oral or written, with any Third Party under which AbbVie has in-licensed rights to the Existing Patents.

8.2.4 AbbVie has not received any written, or, to its knowledge, oral, claim or demand as of the Effective Date alleging (a) that the Existing Patents are invalid or unenforceable or (b) that the Exploitation of the Licensed Compound by AbbVie or its Affiliates in the Territory infringes or misappropriates the intellectual property rights of any Third Party;

8.2.5 There are no pending, and, to AbbVie’s knowledge, no threatened in writing, (a) actions, suits or proceedings against AbbVie involving the Licensed IP or the Licensed Compounds, (b) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents that are in or before any patent authority (or other governmental authority performing similar functions) or (c) inventorship challenges involving the Existing Patents that are in or before any patent or other governmental authority;

8.2.6 AbbVie has not granted any license or any option for a license under, or any right, title or interest in or to, the Licensed IP to any Third Party to Exploit any Licensed Compound or a Licensed Product in any country in the Territory. AbbVie has not granted any Lien with respect to this Agreement or any of the Licensed IP licensed by it to Sionna under this Agreement. AbbVie has not granted (and AbbVie covenants that during the Term it shall not grant) to any Third Party any license, option or other right to enforce or obtain any patent term extension for any of the Licensed Patents; and

8.2.7 To AbbVie’s knowledge, no person, other than former or current employees or consultants of AbbVie or Galapagos who are obligated in writing to assign their inventions to AbbVie or Galapagos, as applicable, is an inventor of any of the inventions claimed in the Existing Patents filed or issued as of the Effective Date. To AbbVie’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Existing Patents;

8.2.8 The inventions claimed by the Existing Patents and any other intellectual property necessary for the Exploitation of any Licensed Compound or Licensed Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any governmental authority, and no governmental authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Patents or the Licensed Know-How, or to impose any requirement or restriction on the Exploitation of any Licensed Compound or Licensed Product as contemplated herein.

8.3 Additional Representations and Warranties of Sionna. Sionna further represents and warrants to AbbVie, as of the Effective Date, and covenants, that:

8.3.1 Sionna and its Affiliates (a) are solvent, (b) have sufficient financial resources to conduct its business in the ordinary course, meet all of its debts and financial obligations, and have no reasonable basis on which to expect that its operations may be impaired by financial instability or insolvency, and (c) shall take no actions during the Term of this Agreement that would materially impair its financial ability to meet its obligations hereunder, including payments to shareholders in the form of dividends, equity redemptions or otherwise if such payments would materially impair its financial ability to meet its obligations hereunder, or otherwise materially impairing its ability to meet its debts and financial obligations in the ordinary course; and

8.3.2 Notwithstanding anything contained in this Agreement, neither Sionna, nor any of its subsidiaries, directors, officers, employees or other representatives or advisors are, directly or indirectly, soliciting, initiating or continuing (including by way of furnishing information) any negotiations, proposals or offers of any kind with respect to an investment in or purchase or other acquisition of Sionna’s equity or any of its material assets by means of cash, common stock, or any other security (including any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in it or into any convertible debt). Except as disclosed herein, neither Sionna, nor any of its subsidiaries are party to any arrangements or undertakings of any kind (A) obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, capital stock or other equity interests in it, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in it or into any convertible debt, or (B) obligating it to issue, grant, extend or enter into any such option, warrant, right, security, indebtedness, unit, commitment, Contract, arrangement or undertaking. Except as disclosed herein, neither Sionna, nor any of its subsidiaries is party to any Contract obligating any Person to purchase, redeem or otherwise acquire any capital stock or other equity interests in Sionna or any of its subsidiaries. Other than this Agreement, that certain Amended and Restated Voting Agreement, dated March 4, 2024, by and among Sionna and each of the Stockholders (as defined therein) listed on Schedule A and Schedule B thereto, and the organizational or similar documents of Sionna, there are no Contracts to which Sionna or any of its subsidiaries or any of its or their respective Affiliates is a party with respect to the voting of the capital stock or other equity interests in Sionna.

8.4 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE “AS IS, WHERE IS” WITH ALL FAULTS. ANY INFORMATION PROVIDED BY ABBVIE OR ITS AFFILIATES TO SIONNA IS OR HAS BEEN MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. IN NO EVENT SHALL ABBVIE BE LIABLE FOR ANY LOSSES IN EXCESS OF [***] FOR ANY BREACH OF ITS OBLIGATIONS, REPRESENTATIONS OR WARRANTIES HEREUNDER. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED COMPOUND OR ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 9

INDEMNITY

9.1 Indemnification of AbbVie. Sionna shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees, and agents (“AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, fees, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) payable to a Third Party in connection with any and all suits, investigations, claims, or demands brought by a Third Party (collectively, “Third Party Claims”) incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of: [***], except, in each case (a)-(c), for those Losses for which AbbVie, in whole or in part, has an obligation to indemnify Sionna pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2 Indemnification of Sionna. AbbVie shall indemnify Sionna, its Affiliates and its and their respective directors, officers, employees, and agents (the “Sionna Indemnitees”), and defend and save each of them harmless, from and against any and all Losses payable to a Third Party in connection with any and all Third Party Claims incurred by or rendered against the Sionna Indemnitees arising from or occurring as a result of: [***], except, in each case (a)-(c), for those Losses for which Sionna, in whole or in part, has an obligation to indemnify AbbVie pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 9, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.4 Control of Defense.

9.4.1 In General. At its option and sole expense, the indemnifying Party may assume the control of the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice provided that the indemnifying Party has agreed to be fully responsible for all Losses relating to such claims. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed). If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the

Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless the incurring of those expenses were specifically requested in writing by the indemnifying Party.

9.4.2 Right to Participate in or Control Defense. Without limiting Section 9.4.1, any Indemnified Party shall be entitled to participate in, but, subject to Section 9.4.1, not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such participation shall be at the Indemnified Party’s own expense unless (a) the employment and control thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

9.4.3 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that do not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, make any admissions that would adversely affect the Indemnified Party, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such compromise or settlement involves (a) any admission of legal wrongdoing by the Indemnified Party, (b) any payment by the Indemnified Party that is not indemnified under this Agreement, or (c) the imposition of any equitable relief against the Indemnified Party (in which case, (a) through (c), the Indemnified Party may withhold its consent to such settlement in its sole discretion). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided in Section 9.4.1, the Indemnified Party may defend against such Third Party Claim in accordance with Section 9.4.2; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

9.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying

Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

9.4.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5 Special, Indirect, and Other Losses. EXCEPT FOR (A) WILLFUL MISCONDUCT, (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9.6 Insurance. Sionna shall obtain and carry in full force and effect the minimum insurance requirements set forth herein. Such insurance (a) shall be primary insurance with respect to Sionna’s own participation under this Agreement and non-contributory from any other valid and collectible insurance maintained by AbbVie, (b) shall be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by AbbVie, (c) shall list AbbVie and its subsidiaries, Affiliates, directors, officers, employees and agents as an additional insured thereunder, and (d) shall require [***] days’ written notice to be given to AbbVie prior to any cancellation, non-renewal or material change thereof.

9.6.1 Types and Minimum Limits. The types of insurance, and minimum limits shall be:

(a) Sionna shall at all times maintain in force any insurance policy that is required by any Applicable Law which may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Applicable Law.

(b) Clinical Trials Insurance effective at least [***] days prior to the first dosing of a Licensed Product in any human clinical trials with a minimum limit of [***] in the aggregate to be maintained in force throughout the life of any such clinical trials, such insurance to be effected, maintained and documented to AbbVie in compliance with this Agreement and in compliance with any and all local requirements in any territory in which such trials are conducted.

(c) Workers Compensation Insurance as required by Applicable Law in the state or other jurisdiction in which any activities or obligations under this Agreement are performed, including a waiver of subrogation in favor of AbbVie.

(d) Commercial General Liability Insurance, including coverage for Products Liability, with a minimum limit of [***] per occurrence and [***] in the aggregate annually. General Liability Insurance shall include, at a minimum, Professional Liability, Clinical Trial Insurance and, beginning at least [***] days prior to First Commercial Sale of the first Licensed Product, product liability insurance. The Parties shall mutually agree on liability insurance limits for product liability insurance.

9.6.2 Certificates of Insurance. Within [***] days after the Effective Date, Sionna shall provide AbbVie with Certificates of Insurance evidencing compliance with this Section 9.6. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Sionna, then Sionna shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of: (a) a period of [***] years following termination or expiration of this Agreement, or (b) last sale of a Licensed Product. Sionna shall provide copies of certificates of insurance in advance of the finalization of any new insurance contract and insurance policy renewal certificates within [***] days of the renewal of any insurance policy.

9.6.3 Third Party Insurance Requirements. If Sionna subcontracts work to any Third Party under this Agreement, such Third Party shall be obligated to meet the requirements of this Section 9.6. It shall be Sionna’s sole responsibility to ensure that all Third Party insurance requirements under this Section 9.6 are fulfilled.

ARTICLE 10

TERM AND TERMINATION

10.1 Term.

10.1.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire as follows: (a) on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of the expiration of the Royalty Term in such country with respect to such Licensed Product and (b) in its entirety, upon the expiration of the last Royalty Term of the last Licensed Product in the last country (such period, the “Term”).

10.1.2 Effect of Expiration of the Term. With respect to a given Licensed Product and country, upon the expiration of the Term for such Licensed Product in such country and subject to the terms of the Galapagos Agreement, the license granted under Section 2.1 shall become non-exclusive, royalty free, fully paid-up and perpetual with respect to such Licensed Product in such country.

10.2 Termination.

10.2.1 Termination by Sionna. Sionna may terminate this Agreement as a whole, or on a Licensed Compound-by-Licensed Compound or country-by-country basis, at any time after the Effective Date, for any reason or no reason, effective upon [***] days’ prior written notice to AbbVie.

10.2.2 Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver written notice of such material breach to the Breaching Party, identifying with particularity the alleged breach. If the Breaching Party fails to cure such breach within [***] days (or [***] days for breach of payment obligations) after receipt of such notice of material breach, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Notwithstanding the foregoing, (a) if such material breach, by its nature, is curable, but cannot be cured within the [***] day cure period above (or within the [***] day cure period above for breach of payment obligations), then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party (which plan shall be reasonably acceptable to the non-Breaching Party) and uses diligent efforts to cure such breach as soon as is reasonably possible in accordance with such written plan; provided, however, that no such extension will exceed [***] days (or [***] days for breach of payment obligations) without the written consent of the Non-Breaching Party; and (b) if the Breaching Party disputes (i) whether it has materially breached this Agreement, or (ii) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to Section 11.5, and the right to terminate this Agreement shall be tolled during the pendency of such dispute resolution procedure.

10.2.3 Termination for Bankruptcy, Insolvency or Similar Event. If either Party (a) becomes the subject, whether voluntarily or involuntarily, of any bankruptcy, insolvency, receivership or similar proceeding, and, in the event of an involuntary case under the bankruptcy code, such case is not dismissed prior to commencement thereof; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property; (d) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings; (e) admits in writing its inability to meet its obligations as they fall due in the general course; or (f) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then the other Party may terminate this Agreement, effective immediately upon written notice to the other Party.

10.2.4 Additional Termination by AbbVie.

(a) If Sionna or any of its Affiliates or Sublicensees, anywhere in the Territory, challenges, or otherwise aides any Third Party to challenge, any claim in a Licensed Patent (or any corresponding worldwide family member) as invalid, unenforceable or otherwise not patentable or as not being infringed by Sionna’s activities absent the rights and licenses granted hereunder, AbbVie shall have the right to terminate this Agreement, including the rights of any Sublicensees or Affiliates, immediately upon written notice to Sionna, provided that if the party challenging such Licensed Patent is a Sublicensee, AbbVie shall have no such termination right if (i) Sionna terminates the sublicense agreement with such Sublicensee and (ii) provides AbbVie with written notice that the sublicense agreement with such Sublicensee has been terminated, in each case within [***] days after such written notice.

(b) AbbVie may terminate this Agreement immediately upon written notice if Sionna has not conducted any material Development or Commercialization activities for the Licensed Products for a period of [***] consecutive months beginning [***] months after the Effective Date.

10.3 Effects of Termination. In the event of termination of this Agreement for any reason the following shall apply:

10.3.1 All rights and licenses granted by AbbVie hereunder shall immediately terminate.

10.3.2 Upon termination of this Agreement by Sionna pursuant to Section 10.2.1 or by AbbVie for any reason, the following shall apply with respect to Licensed Compounds (“Reversion Compounds”) or Licensed Products solely containing such Licensed Compounds (e.g., excluding any Licensed Product containing a Sionna Compound) (“Reversion Products”), in each case, in the form that each exists as of the effective date of termination (in addition to any other rights or obligations under this Agreement with respect to termination), in each case solely to the extent requested by AbbVie in writing:

(a) Sionna shall agree upon a transition plan with AbbVie that shall address the timing and logistics of the transition of the Reversion Compounds and Reversion Products to AbbVie, including the transfer of any Information included in the license set forth in Section 10.3.2(d), reasonable assistance necessary to permit AbbVie to Develop, Manufacture or Commercialize the Licensed Products, and reimbursement of costs to Sionna for such transition;

(b) within [***] days of the effective date of termination, and at AbbVie’s sole cost and expense, Sionna shall, and hereby does, assign and transfer (and shall cause its Affiliates and Sublicensees to assign and transfer) to AbbVie all of its and their right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals and INDs and all Regulatory Documentation that was assigned by AbbVie to Sionna under Section 3.4.1(a)), clinical data, manufacturing data, and other data and materials, that solely relates to any Reversion Compound or any Reversion Product;

(c) within [***] days of the effective date of termination, Sionna shall, and hereby does, grant (and shall cause its Affiliates to grant) to AbbVie (without any further action required on the part of AbbVie) a non-exclusive, royalty-free Right of Reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals and INDs), clinical data, manufacturing data, and other data and materials (including any Regulatory Approvals and INDs) that are not assigned to AbbVie pursuant to Section 10.3.2(b) that are necessary or reasonably useful for AbbVie or any of its Affiliates or sublicensees to Develop or Commercialize any Reversion Compound or any Reversion Product;

(d) within [***] days of the effective date of termination, Sionna shall, and hereby does grant (without any further action required on the part of AbbVie) to AbbVie and its Affiliates, an exclusive, royalty-bearing worldwide license, with the right to grant sublicenses through multiple tiers, under all rights in the Reversion Technology to Exploit in the Territory any

Reversion Compound and any Reversion Product that exists as of the effective date of termination in the Field in the Territory; provided, that if such termination is by Sionna pursuant to Section 10.2.1, 10.2.2, or 10.2.3 then, in consideration for such license, on a Reversion Product-by-Reversion Product basis, the Parties shall negotiate in good faith, and AbbVie shall pay Sionna, a reasonable royalty on net sales of all Reversion Products, on a Reversion Product-by-Reversion Product and country-by-country basis for a royalty term to be negotiated in good faith by the Parties, but consistent with the Royalty Term as defined in this Agreement. If the Parties are unable to agree on the reasonable royalty rate or term under this Section 10.3.2(d), either Party may submit such dispute to arbitration for resolution in accordance with the provisions in Section 11.5. For clarity, the foregoing reversion license shall exclude any license or other rights with respect to any Sionna Compound or any active therapeutic ingredient that is not a Reversion Compound;

(e) Sionna shall, unless expressly prohibited by any Regulatory Authority, transfer control to AbbVie of all clinical studies being conducted by Sionna as of the effective date of termination for any Reversion Compound or Reversion Product; provided that (i) AbbVie shall not have any obligation to continue any clinical study unless required by Applicable Law, and (ii) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Sionna shall continue to conduct such clinical study to completion to the extent it is able to do so, at AbbVie’s sole cost and expense only to the extent such clinical study is requested by AbbVie in writing;

(f) Sionna shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfers set forth in this Section 10.3.2;

(g) Sionna shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as AbbVie may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AbbVie its rights under, and to effectuate and facilitate the transfer to AbbVie of the Licensed Compound and Licensed Product contemplated by, this Section 10.3.2, at AbbVie’s sole cost and expense.

Notwithstanding anything in the foregoing, in no event shall any rights or licenses granted in this Section 10.3.2 apply to any Other Active Ingredient in a Licensed Product that is a Combination Product and in no event shall Sionna provide AbbVie any right to Exploit any Other Active Ingredient.

10.4 Additional Remedies of Sionna in Lieu of Termination of Agreement by Sionna under Section 10.2.2. In the event that Sionna notifies AbbVie in writing of a material breach of this Agreement by AbbVie, either in its entirety or with respect to a given Licensed Compound or country, and Sionna would have the right to terminate this Agreement in its entirety or with respect to a given Licensed Compound or country, as applicable pursuant to Section 10.2.2 at the end of the cure period, then in lieu of Sionna terminating pursuant to Section 10.2.2, Sionna shall have the right to elect, by providing written notice to AbbVie, to have this Agreement continue in full force and effect (in its entirety or with respect to the applicable Licensed Compound or country, as applicable), provided that Sionna’s obligations to pay royalties and milestones under Sections 4.3 through 4.7 of this Agreement shall be reduced to [***] of the amount that would otherwise have been payable under this Agreement.

10.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.6 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including any payment obligations of Sionna arising prior to termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, ARTICLE 1 (to the extent used in the other surviving provisions), Section 2.3, Section 2.4, Section 2.6.1, Section 3.9.1, Section 4.2, Sections 4.7 through 4.15, Section 5.1, ARTICLE 7 (other than Sections 7.5 and 7.6), Section 8.4, ARTICLE 9, Section 10.3, Section 10.5, this Section 10.6, Section 10.7 and ARTICLE 11 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

10.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

ARTICLE 11

MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

11.2 Assignment. Without the prior written consent of the other Party (which such consent may be granted, withheld or conditioned at the other Party’s sole and absolute discretion), neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement; provided that no such consent shall be required in connection with an assignment by either Party (a) to its Affiliates or (b) to any Third Party in connection with Change of Control of such Party (whether by merger, consolidation, sale of stock or otherwise), or in connection with a transfer of all or substantially all of its assets to which this Agreement relates. Any attempted assignment or delegation in violation of this Section 11.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of AbbVie or Sionna, as the case may be. The permitted assignee or permitted transferee shall assume in writing all obligations of its assignor or transferor under this Agreement (and in the case of assignments by AbbVie to Third Parties, is assigned all the Licensed IP (or rights thereto) (sub)licensed hereunder). Further, if AbbVie assigns its rights under this Agreement, AbbVie will cause such permitted assignee to be bound in writing by the terms of the Galapagos Side Letter.

11.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

11.4 Governing Law, Jurisdiction and Service.

11.4.1 Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States (including New York General Obligations Law §5-1401), notwithstanding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 11.5.2 below, and (b) the construction or effect of Patent applications and Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent application or Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.4.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.6 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement.

11.5 Dispute Resolution. Except for disputes resolved or otherwise addressed by the procedures set forth in Section 4.13, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 11.5.

11.5.1 General. Any Dispute shall be first referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 11.5.2, either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 11.5.3.

11.5.2 Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 11.5.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 11.5.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 11.4.1, in any country or other jurisdiction in which such rights apply for purposes of having the matter settled.

11.5.3 ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 11.5.3.

11.5.4 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.5 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 11.5.4 shall be specifically enforceable.

11.6 Notices.

11.6.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.6.2 or (c) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.6.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 11.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.6.2 Address for Notice.

If to Sionna, to:

Sionna Therapeutics, Inc.

21 Hickory Drive, Suite 500

Waltham, MA 02451

Attention: [***]

Email: [***]

Email: [***]

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Ave.

Boston, MA 02210

Attention: [***]

Email: [***]

If to AbbVie, to:

AbbVie Global Enterprises Ltd.

Thistle House

4 Burnaby Street

Hamilton Pembroke HM 11

Bermuda

With a copy (which shall not constitute notice) to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064 U.S.

Attention: [***]

Facsimile: [***]

11.7 Entire Agreement; Amendments. This Agreement and Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto, including the CDA to the extent the CDA relates to the subject matter of this Agreement, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.8 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.10 No Benefit to Third Parties. Except as provided in ARTICLE 9, Section 2.6.1 and Section 4.7 of this Agreement, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.11 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.12 Relationship of the Parties. It is expressly agreed that AbbVie, on the one hand, and Sionna, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither AbbVie, on the one hand, nor Sionna, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.13 Performance by Affiliates and Sublicensees. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates shall have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement. Accordingly, in this Agreement “Sionna” shall be interpreted to mean “Sionna or its Affiliates” and “AbbVie” shall be interpreted to mean “AbbVie or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided that in any event each Party shall remain responsible for the acts and omissions, including financial liabilities, of its Affiliates. Where provisions of this Agreement provide that Sionna shall be “solely” responsible for performing its obligations or the like with respect to a matter, AbbVie acknowledges and accepts that such provisions shall be interpreted to mean that, Sionna may perform such obligations either directly or through one or more of its Affiliates, or by a Sublicensee or permitted Third Party subcontractor of Sionna or any of its Affiliates.

11.14 Counterparts; Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

11.15 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

11.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions.

{Signature Page Follows}

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ABBVIE GLOBAL ENTERPRISES LTD.	SIONNA THERAPEUTICS, INC.

By: /s/ Arthur C. Price Name: Arthur C. Price Title: Director	By: /s/ Mike Cloonan Name: Mike Cloonan Title: President and CEO

Signature Page To License Agreement

EXHIBIT AA

Galapagos Side Letter

[***]

Exhibit A

Participation Agreement

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2024 (the “Effective Date”), by and between Sionna Therapeutics, Inc., a Delaware corporation (the “Company”), and AbbVie Global Enterprises Ltd., a corporation organized under the laws of Bermuda and having a principal place of business at Thistle House, 4 Burnaby Street, Hamilton Pembroke HM 11, Bermuda (“AbbVie”).

WHEREAS, the Company and AbbVie are parties to that certain License Agreement, dated as of even date herewith (as amended, restated, or otherwise modified from time to time, the “License Agreement”), pursuant to which AbbVie is granting a license (or sublicense) under intellectual property rights to Exploit the Licensed Compound and Licensed Products in the Territory (in each case defined in the License Agreement); and

WHEREAS, in connection with entering into the License Agreement, the Company and AbbVie desire to enter into this Agreement, pursuant to which AbbVie shall have the right to participate in certain financing transactions consummated by the Company subject to the terms and conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 PRIVATE FINANCING PARTICIPATION.

1.1. Private Financing Participation Right.

1.1.1. In the event that the Company intends to consummate a financing structured as a private placement (a “Private Financing”) of equity securities, including any instrument convertible into equity securities (collectively, “Securities”), prior to (i) an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act or (ii) the Company or its successor in interest or parent company (including via reverse merger, “deSPAC” or other similar strategic transaction) becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “IPO”), AbbVie shall have the right (the “Private Financing Participation Right”) to purchase, subject to the terms and conditions set forth in this Agreement, in such private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), a number of such Securities that the Company issues in the Private Financing (the “New Securities”) equal to the Participation Amount (as defined below) at a price per share equal to the price per share at which such New Securities are sold to the investors in the Private Financing (the “Private Financing New Securities PPS”) in a closing to be held concurrently with the initial closing of such Private Financing (the “Private Financing Participation Closing”). The Company shall provide AbbVie with written notice of the Private Financing (the “Private Financing Notice”) and a summary of the material terms of the Private Financing at least [***] business days prior to the date of the initial closing of such Private Financing. AbbVie shall provide the Company with written notice of its decision whether or not to exercise its Private Financing Participation Right no later than [***] business days following AbbVie’s receipt of the Private Financing Notice.

1.1.2. For purposes of this Section 1.1, the term “Participation Amount” shall mean that number of New Securities which equal [***] of the total number of New Securities sold in such Private Financing (including at the Private Financing Participation Closing).

1.2. Undertakings in Connection with Private Financing Participation.

1.2.1. The Company and AbbVie shall, on or before the date of the Private Financing Participation Closing, execute and deliver the purchase agreement for the Private Financing, which shall be substantially the same purchase agreement executed and delivered by the other participants in the Private Financing.

1.2.2. The Company shall, as applicable, take steps reasonably necessary to effect such purchase including, without limitation, (a) using the Company’s reasonable best efforts to obtain approval of the Requisite Holders (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time (the “Charter”)) with respect to such issuance and sale, and (b) obtaining any necessary third party approvals required by the Company.

ARTICLE 2 IPO PARTICIPATION.

2.1. IPO Participation Right.

2.1.1. In the event that the Company intends to consummate the IPO, AbbVie shall have the right (the “IPO Participation Right”) to purchase, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, a number of shares of Common Stock equal to the IPO Participation Amount (as defined below), at a price per share equal to the price at which the Common Stock is issued and sold to the public in the IPO or any concurrent financing happening simultaneously or in connection with such IPO (the “IPO Price”) in a closing (the “IPO Concurrent Closing”) to be held concurrently with the closing of the IPO (the “IPO Closing”).

2.1.2. For purposes of this Section 2.1, the term “IPO Participation Amount” shall mean [***] of that number of shares of Common Stock sold to the public in the IPO or any concurrent financing happening simultaneously or in connection with such IPO, including all shares sold in the IPO Concurrent Closing.

2.2. Exercise of the IPO Participation Right. In the event AbbVie elects to exercise the IPO Participation Right, AbbVie shall provide the Company with written notice of AbbVie’s decision to exercise the IPO Participation Right no later than [***] business days prior to the Company’s first public filing of its S-1, provided that the Company provides notice to AbbVie of the Company’s intent to publicly file the S-1 at least [***] business days prior to the Company’s first public filing of its S-1 and at least [***] days prior to the date of the IPO Closing.

2.3. IPO Participation Right Closing. Upon the AbbVie’s exercise of the IPO Participation Right, at the IPO Concurrent Closing AbbVie agrees to purchase, and the Company agrees to sell, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, that number of shares of Common Stock equal to the IPO Participation Amount at a price per share equal to the IPO Price. Payment of the purchase price for such shares of Common Stock shall be made at the IPO Concurrent Closing by wire transfer of immediately available funds to the account specified in writing by the Company to AbbVie.

2.4. Undertakings in Connection with Exercise of IPO Participation Right.

2.4.1. The Company and AbbVie shall, on or before the date of the final prospectus relating to the registration by the Company of shares of Common Stock in the IPO, execute and deliver a stock purchase agreement containing representations, warranties and conditions to closing, that, in each case, are customary for a transaction structured as a concurrent private placement with an initial public offering and reasonably satisfactory to the Company and AbbVie.

2.4.2. The Company and AbbVie shall, as applicable, take steps reasonably necessary to effect such purchase, including, without limitation, (a) disclosures in the registration statement regarding the purchase of shares by AbbVie, satisfactory in form and substance to the Company and AbbVie, and (b) obtaining any necessary third party approvals required by the Company.

ARTICLE 3 ANTITRUST.

3.1. Antitrust Filings. Each of the Company and AbbVie shall use reasonable best efforts to file, within [***] business days after the delivery of the applicable notice under Sections 1.1 or 2.1 of this Agreement, any premerger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations thereunder, and any similar filings required under foreign antitrust or competition laws and regulations (together, the “Antitrust Filings”). The parties shall cooperate in the timely preparation and submission of any necessary Antitrust Filings, and each shall request early termination, if available, of any applicable waiting period(s) relating to the Antitrust Filings. The obligation of each of the Company and AbbVie to consummate the private placement pursuant to the Private Financing Participation Right or to consummate the purchase of Common Stock of the Company pursuant to the IPO Participation Right is subject to, and such closing shall not occur prior to the first business day after the expiration or early termination of any applicable waiting period(s) relating to the Antitrust Filings.

ARTICLE 4 EXCEPTIONS AND TERMINATION

4.1. Private Financing Participation Right.

4.1.1. The Private Financing Participation Right shall not be applicable to (i) the issuance of or any Exempted Securities (as defined in the Charter).

4.1.2. The Private Financing Participation Right shall terminate and be of no further force or effect upon the first to occur of (i) AbbVie’s failure to consummate the Participation Closing in respect of any Private Financing; (ii) the [***]-year anniversary of the Effective Date; (iii) the termination of the License Agreement by Sionna pursuant to Section 10.2.2 or 10.2.3 of the License Agreement, or (iv) the immediately prior to consummation of the IPO.

4.2. IPO Participation Right.

4.2.1. The IPO Participation Right shall terminate and be of no further force or effect upon the first to occur of (i) the [***]-year anniversary of the Effective Date; or (ii) the termination of AbbVie’s Private Financing Participation Right prior to the IPO in accordance with clauses (i), (ii), (iii) or (iv) of Section 4.1.2 provided, however, that, AbbVie’s IPO Participation Right shall not terminate pursuant to clause (iv) of Section 4.1.2 prior to AbbVie’s purchase, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, a number of shares of Common Stock equal to the IPO Participation Amount, at the IPO Price pursuant to AbbVie’s exercise of its IPO Participation Right).

ARTICLE 5 MISCELLANEOUS.

5.1. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

5.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. AbbVie shall not have the right to assign this Agreement without the prior written consent of the Company, other than in connection with (i) a transfer to an Affiliate or (ii) an assignment of its common stock in Sionna in connection with a Permitted Transfer, as defined in and pursuant to, that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 4, 2024, by and among Sionna and the other parties thereto.

5.3. Entire Agreement. This Agreement, the exhibits and schedules hereto and thereto, hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.4. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5. Amendment and Waiver. This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of AbbVie may be waived, only upon the written consent of the Company and AbbVie.

5.6. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the organizational documents of the Company, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day for domestic deliveries and two (2) days for international deliveries after deposit with a recognized courier, specifying the appropriate type of delivery, with written verification of receipt. All communications shall be sent to the Company and to AbbVie at the applicable address as set forth below or at such other address or electronic mail address as the Company or AbbVie may designate by ten (10) days advance written notice to the other party hereto.

To the Company:	Sionna Therapeutics, Inc. 21 Hickory Drive, Suite 500 Waltham, MA 02451 Attention: [***] Email: [***]

With a copy to:	Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 Attention: [***] Email: [***]

To AbbVie:	AbbVie Global Enterprises Ltd. Thistle House 4 Burnaby Street Hamilton Pembroke HM 11 Bermuda

With a copy to:	AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064 U.S. Attention: [***] Facsimile: [***]

5.8. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

5.9. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

5.11. Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 3.11 being untrue.

5.12. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of the date first set forth above.

COMPANY:

Sionna Therapeutics, Inc.

Signature:	/s/ Mike Cloonan

Print Name:	Mike Cloonan

Title:	President and CEO

PURCHASER:

AbbVie Global Enterprises Ltd.

Signature:	/s/ Arthur C. Price

Print Name:	Arthur C. Price

Title:	Director

Exhibit B

Subscription Agreement

July 11, 2024

Sionna Therapeutics, Inc.

21 Hickory Drive, Suite 500

Waltham, MA 02451

Re: Subscription for Shares of Common Stock

Ladies and Gentlemen:

Reference is made to that certain License Agreement by and between Sionna Therapeutics, Inc., a Delaware corporation (the “Corporation”) and AbbVie Global Enterprises Ltd. (the “Subscriber”), dated as of July 11, 2024, as the same may be amended from time to time (the “License Agreement”).

Pursuant to Section 4.2 of the License Agreement, the undersigned hereby subscribes for 2,066,646 shares (the “Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), of the Corporation, in exchange for the consideration set forth in the License Agreement, which is agreed to be at least 100% of the fair market value of the Shares.

Stockholder Agreements

Upon the request of the Corporation, the Subscriber shall execute and deliver a counterpart signature page to any agreements by and among the Corporation and its stockholders governing the rights and obligations of the holders of Common Stock (the “Stockholder Agreements”) including, without limitation, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement as a “Key Holder” defined in each such agreement.

Representations and Warranties of Subscriber

The Subscriber hereby represents and warrants to the Corporation that:

(a) Authorization. The Subscriber has full power and authority to enter into this Subscription Letter. This Subscription Letter to which the Subscriber is a party, when executed and delivered by the Subscriber, will constitute valid and legally binding obligations of the Subscriber, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. This Subscription Letter is made with the Subscriber in reliance upon the Subscriber’s representation to the Corporation, which by the Subscriber’s execution of this Subscription Letter, the Subscriber hereby confirms, that the Shares to be acquired by the Subscriber will be acquired for investment for the Subscriber’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Subscription Letter, the Subscriber further represents that the Subscriber does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Subscriber has not been formed for the specific purpose of acquiring the Shares.

(c) Disclosure of Information. The Subscriber has had an opportunity to discuss the Corporation’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Corporation’s management.

(d) Restricted Securities. The Subscriber understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein. The Subscriber understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Subscriber must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Subscriber acknowledges that, other than with respect to that certain Amended and Restated Investors’ Rights Agreement, dated May 4, 2024, by and among the Corporation and each of the investors listed on Schedule A thereto, the Corporation has no obligation to register or qualify the Shares. The Subscriber further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Corporation which are outside of the Subscriber’s control, and which the Corporation is under no obligation and may not be able to satisfy.

(e) No Public Market. The Subscriber understands that no public market now exists for the Shares, and that the Corporation has made no assurances that a public market will ever exist for the Shares.

(f) Legends. The Subscriber understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any other legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

(g) Accredited Investor. The Subscriber is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(h) No General Solicitation. Neither the Subscriber, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

(i) Residence. The office or offices of the Subscriber in which its principal place of business is identified in the address set forth in the License Agreement.

Representations and Warranties of Corporation

The Corporation hereby represents and warrants to the Subscriber that:

(a)  the Corporation is a Delaware corporation duly incorporated under the laws of the State of Delaware and has all requisite power, authority and capacity to carry on its business. All corporate action required to be taken by the board of directors and stockholders of the Corporation in order to authorize the Corporation to issue the Shares has been taken.

(b) upon acceptance by the Corporation, this Subscription Agreement shall constitute a binding obligation of the Corporation enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) the Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Stockholder Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Subscriber. The Shares will be issued in compliance with all applicable federal and state securities laws.

(d) the execution and delivery of, and the performance of the terms of, this Subscription Agreement by the Corporation, including the issuance of the Shares does not and will not constitute a breach of or default under the constating documents of the Corporation or any law, regulation, order or ruling applicable to the Corporation or any agreement, contract or indenture to which the Corporation is a party or by which it is bound, including, for the avoidance of doubt, the Stockholder Agreements.

(e) Sionna hereby agrees and acknowledges that AbbVie (i) reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with Sionna’s business (as currently conducted or as proposed to be conducted) and (ii) licenses, researches and develops proprietary intellectual property rights, some of which may be exploited in the same Territory (as defined in the License Agreement) in which Sionna plans to exploit the rights granted under the License Agreement. Sionna hereby agrees that, to the extent permitted under applicable law, AbbVie shall not be liable to Sionna for any claim arising out of, or based upon, (i) the investment by AbbVie in any entity competitive with Sionna, (ii) actions taken by any partner, officer, employee or other representative of AbbVie to assist any such competitive company or otherwise, and whether or not such action has a detrimental effect on Sionna or (iii) the exploitation of any proprietary intellectual property (whether owned, licensed or otherwise) anywhere in the Territory; provided, however, that the foregoing shall not relieve (x)

AbbVie from liability associated with the unauthorized disclosure of Sionna’s confidential information obtained pursuant to the License Agreement or that certain Amended and Restated Investors’ Rights Agreement, dated March 4, 2024, by and among Sionna and each of the investors listed on Schedule A thereto.

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Very truly yours,

ABBVIE GLOBAL ENTERPRISES LTD.

By:	/s/ Arthur C. Price

Name:	Arthur C. Price
Title:	Director

Accepted and Agreed,

SIONNA THERAPEUTICS, INC.

By:	/s/ Mike Cloonan

Name:	Mike Cloonan
Title:	President and CEO